Exhibit 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

HELBIZ, INC. (THE “COMPANY”),

SALVATORE PALELLA, AS REPRESENTATIVE OF THE SHAREHOLDERS OF THE COMPANY
(“SHAREHOLDERS’ REPRESENTATIVE”),

GREENVISION ACQUISITION CORP. (“PURCHASER”) AND

GREENVISION MERGER SUB INC. (“MERGER SUB”)

DATED AS OF FEBRUARY 8, 2021

MERGER AGREEMENT

AND

PLAN OF REORGANIZATION

This MERGER AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 8, 2021 (the “Execution Date”) by and among Helbiz, Inc., a Delaware corporation (the “Company” or “Helbiz”), Salvatore Palella, as representative of the shareholders of the Company (the “Shareholders’ Representative”), GreenVision Acquisition Corp., a Delaware corporation (“Purchaser” or “GreenVision”) and GreenVision Merger Sub Inc., a Delaware corporation (“Merger Sub”).

WITNESSETH

A. The Company and its existing and future intended Subsidiaries (as defined in this Agreement) (collectively, together with the Company, the “Company Group”) are in the business of providing personal, urban mobility solutions and related technology services (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

B. The Purchaser is a blank check company whose securities are publicly traded on the NASDAQ Stock Market and was formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities and Merger Sub is a wholly-owned subsidiary of the Purchaser;

C. The Company Securityholders are listed on the final Schedule 1.17 hereto and own or will own as of the Closing, 100% of the issued and outstanding Company Securities;

D. For United States’ federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(2)(E) of the Code and the parties to this Agreement hereby adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368.2(g) of the United States Treasury regulations;

E. The Company shall merge with Merger Sub (the “Merger”) pursuant to Section 251 of the Delaware General Corporation Law, after which the Company will be the surviving “Surviving Corporation” and the Company shall then be a wholly-owned direct subsidiary of GreenVision.

NOW THEREFORE, upon the terms, conditions, covenants and promises made herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2 “Additional Agreements” mean the (i) Registration Rights Agreement substantially in the form attached hereto as Exhibit A; (ii) Indemnification Escrow Agreement substantially in the form attached hereto as Exhibit B (“Indemnification Escrow Agreement”) by and among the Purchaser, the Shareholders Representative on behalf of the Company Shareholders and the Escrow Agent, (iii) Lock-Up Agreement substantially in the form attached hereto as Exhibit C attached hereto (“Lock-Up Agreement”), (iv) Employment Agreements by and among each of the persons named in Schedule 7.3 , the Company and the Purchaser (the “Employment Agreements”) in the form as mutually agreed by the Company, the Purchaser and each such named person, (v) the Non-Compete and Non-Solicitation Agreement (the “Non-Compete Agreements”) substantially in the form of Exhibit D, and (vi) the engagement letter entered into by the Shareholders’ Representative, the Company, and the Company Securityholders.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4 “Aggregate Investment Amount” means the aggregate amount of immediately available funds contained in the Trust Account (net of any Purchaser Redemption Amount) immediately prior to the Closing (but prior to the payment of any expenses of Purchaser).

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, foreign, Federal, state, or local.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

1.8 “Closing” has the meaning set forth in Section 2.6.

1.9 “Closing Consideration Conversion Ratio” shall mean a number of shares of Purchaser Common Stock equal to the quotient obtained by dividing (a) the Purchaser Merger Shares; by (b) the number of Company Securities, on a fully-diluted, fully-exchanged and converted basis, in each case, as listed on Schedule 1.17.

1.10 [Reserved].

1.11 “Closing Net Debt” means the aggregate amount of the Indebtedness of each of the members of the Company Group as of the Closing Date.

1.12 “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.13 “Code” means the Internal Revenue Code of 1986, as amended.

1.14 “Company Capital Stock” has the meaning set forth in Section 4.5.

1.15 “Company Notes” means all of the issued and outstanding promissory notes payable by the Company.

1.16 “Company Options” means all of the issued and outstanding options to acquire shares of Common Stock of the Company issued under the Helbiz 2020 Option Plan, all of which are listed on Schedule 1.17 hereto, and all of which shall be treated in accordance with Section 3.1 hereof).

1.17 “Company Securities” means the Company Shares, the Preferred A Shares, the Preferred B Shares, Company Notes and Company Options, all as described on Schedule 1.17 annexed hereto; excluding any Company Securities which may be held at Closing by, or issuable to, the PIPE Investors.

1.18 “Company Securityholder” means each Person who holds Company Securities or has the right to acquire Company Securities immediately prior to the Effective Time and the list of the existing Company Securityholders as of the date of this Agreement appears as Schedule 1.17 annexed hereto.

1.19 “Company Shares” means the Company’s shares of common stock, par value $0.0001 each.

1.20 [Reserved]

1.21 “Contracts” means the Leases and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound.

1.22 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23 “Copyleft Terms” means any terms of a license commonly referred to as an open source, free Software, copyleft, or community source code license (including any Software licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other public source code license arrangement) or any similar license, in each case that require, as a condition of or in connection with any use, modification, reproduction, or distribution of any Software licensed thereunder (or any proprietary Software or other Company Intellectual Property Rights that are used by, incorporated into or includes, relies on, is linked to or with, is derived from, or is distributed with such Software), any of the following: (a) the disclosing, making available, distribution, offering or delivering of source code or any information regarding such Software or other Company Intellectual Property Rights for no or minimal charge; (b) the granting of permission for creating modifications to or derivative works of such Software or other Company Intellectual Property Rights; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property Rights (including without limitation Patents) regarding such Software or other Company Intellectual Property Rights (whether alone or in combination with other hardware or Software); or (d) the imposition of restrictions on future Patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property Rights through any means.

1.24 “DGCL” means the Delaware General Business Corporation Law.

1.25 “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.26 “Equity Award” means the stock options and rights and restricted stock units to acquire shares of the Company’s common stock which options are outstanding as of the date of this Agreement.

1.27 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.28 “Escrow Agent” means Continental Stock Transfer & Trust Company which shall serve as escrow agent with respect to Indemnification Escrow Agreement.

1.29 “Escrow Participant” means Salvatore Palella.

1.30 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.31 “Governmental Entity” means any domestic or non-U.S. legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction, including any supranational body.

1.32 “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.33 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.34 “Helbiz 2020 Option Plan” shall mean the Helbiz, Inc. 2020 Equity Incentive Plan.

1.35 “Indemnification Escrow Agreement” means an agreement in substantially the form attached hereto as Exhibit B, between the Escrow Participant, the Escrow Agent and the Purchaser with respect to the Indemnification Escrow Shares to reflect the terms set forth in Section 10.3.

1.36 “Indemnification Escrow Shares” means an aggregate of 1,600,000 shares of Purchaser issuable to the Escrow Participant at Closing and held by the Escrow Agent pursuant to the Indemnification Escrow Agreement which shall serve to satisfy the indemnification obligations of the Escrow Participant to the Purchaser pursuant to Article X. For purposes of clarity, the Indemnification Escrow Shares excludes any Company Securities which may be held at Closing by, or issuable to, the PIPE Investors.

1.37 “IPO” means the initial public offering of Purchaser pursuant to a prospectus dated November 18, 2019 as filed under the Securities Act.

1.38 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money under credit and debt facilities, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all guarantees by such Person, (g) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (h) any agreement to incur any of the same. For informational purposes, Indebtedness shall include any loans that are not carried as tangible liabilities on the Financial Statements on a stand-alone basis (whether or not such liabilities are included in the footnotes to the Financial Statements).

1.39 “Intellectual Property Rights” means any and all intellectual property or industrial property rights existing, created, arising, or protected under applicable Law anywhere in the world, including all rights, title, and interest in and to any and all: (a) trademarks, service marks, certification marks, brand names, slogans, logos, symbols, trade dress, trade names, corporate and business names, social media identifiers and related accounts, and other indicia of source or origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) patents, patent applications, patentable inventions, invention disclosures and other patent rights, including provisionals, extensions, divisionals, continuations, continuations-in-part, re-issues, re-examinations, interferences, and counterparts thereof (collectively, “Patents”); (c) confidential information, trade secrets, inventions, know-how, processes, procedures, ideas, research and development, formulas, compositions, algorithms, source code, object code, technology, data and databases, manufacturing and production processes and techniques, specifications, prototypes, models, designs, drawings, customer lists and supplier lists, pricing and cost information, and business and marketing plans and proposals; (d) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights, design and database rights, and registrations and applications for any of the foregoing and all renewals, extensions, restorations and reversions thereof, and all moral rights associated with any of the foregoing (collectively, “Copyrights”); (e) mask works and all applications, registrations, and renewals in connection therewith; (f) Internet domain names and URLs; (g) rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including: any and all rights of any kind whatsoever accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world; any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and any and all claims and causes of action with respect to any of the foregoing and all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, or other violation of the foregoing; (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.40 “Inventory” is defined in the UCC.

1.41 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.42 “Leases” means the leases set forth on Schedule 1.42 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.43 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.44 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon the assets, liabilities, financial condition, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement (provided, that the exception in this subclause (vii) shall not apply to any representation or warranty contained in Sections 4.3, 4.4 or 4.10 or to the determination of whether any inaccuracy in such representations or warranties would reasonably be expected to have a Material Adverse Effect for purposes of Sections 12.2(b)); or (viii) any natural or man-made disaster or acts of God; except, in the case of subclauses (i), (ii), (iv), (vi) and (viii), to the extent such change, event, circumstance or effect has a disproportionate adverse effect on such entity as compared to other Persons engaged in the same industry.

1.45 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.46 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements), and (iv) the Liens set forth on Schedule 4.14(c).

1.47 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.48 “Personal Information” means any information that relates, to, describes, identifies, could reasonably be used to identify, or could reasonably be linked directly or indirectly with an individual, browser household or device, including an individual’s combined first and last name, address, telephone number, fax number, email address, social security number or other identifier issued by a Governmental Entity (including any state identification number, driver’s license number, or passport number), geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers, or any other browser-or device-specific number or identifier, or any web or mobile browsing or usage information that is linked to the foregoing.

1.49 “PIPE Investors” means those certain third-party investors that have entered into subscription agreements with the Purchaser on terms acceptable to the Company and Purchaser (the “Subscription Agreements”) pursuant to which such third-party investors have committed to make the PIPE Investment at a purchase price of $10.00 for purchase of (i) one share of Common Stock of Purchaser and (ii) one PIPE Investor Warrant, in an aggregate amount of at least $30,000,000.

1.50 “PIPE Investor Warrants” means the Warrants that will be included as part of each PIPE Investment entitling the holder thereof to purchase one share of Common Stock of Purchaser at an exercise price of $11.50 per share.

1.51 “PIPE Investment” means the private investment in Purchaser as a public company by the PIPE Investors in the form of Common Stock of Purchaser and PIPE Investor Warrants, in an aggregate amount of at least $30,000,000.

1.52 [Reserved].

1.53 “Predecessor” means an entity whose ownership, title and interest, including all rights, benefits, duties and liabilities were acquired in an uninterrupted chain of succession by the Company.

1.54 “Preferred A Shares” means the Company’s Series A Preferred Shares par value $0.0001 each.

1.55 “Preferred B Shares” means the Company’s Series B Preferred Shares, par value $0.0001 each.

1.56 “[Reserved].

1.57 “Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office.

1.58 “Purchaser Common Stock” means the common stock of Purchaser, par value $0.00001 per share, inclusive of any amendments to the Purchaser Amended and Restated Certificate of Incorporation to adopt a Purchaser Class A Common Stock and the Purchaser Class B Common Stock prior to the Closing of the transactions contemplated by this Agreement.

1.59 “Purchaser Merger Shares” means, subject to any adjustments pursuant to Section 3.1 hereof, an aggregate number of shares of Purchaser Common Stock including Purchaser Class A Common Stock and Purchaser Class B Common Stock, issuable to the pre-Closing holders of Company Securities, representing without any duplication (i) shares issuable upon exchange of Company Securities, inclusive of the reservation of shares for the exchange and exercise of the Company Notes, the Company Options and Company Warrants and (ii) the Indemnification Escrow Shares, which shall be determined by subtracting the total amount of Closing Net Debt from $300,000,000 and then dividing such difference by $10.

1.60 “Purchaser Private Warrants” means the 2,100,000 warrants issued in private placements at the time of consummation of the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.61 “Purchaser Public Warrants” means the 5,750,000 warrants that were included in as part of each Purchaser Unit in the aggregate, issued in the Purchaser’s IPO, entitling the holder thereof to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share.

1.62 “Purchaser Rights” means the rights that were included in as part of each Purchaser Unit issued in the Purchaser’s IPO to purchase 1/10th of a share of Purchaser Common Stock.

1.63 “Purchaser Warrant” shall mean each Purchaser Private Warrant and Purchaser Public Warrant, inclusive of warrants issued by Purchaser to the underwriter of its initial public offering.

1.65 “Purchaser Unit” means a unit of the Purchaser issued in the Purchaser’s IPO comprised of (a) one share of Purchaser Common Stock and (b) one warrant to purchase one share of Purchaser Common Stock at an exercise price of $11.50 per share and (c) one right to purchase 1/10th of a share of Purchaser Common Stock.

1.66 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.67 “Reference Time” means the close of business of the Company on the business day immediately prior to the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of such time).

1.68 “Registration Rights Agreement” means the agreement, in substantially the form attached hereto as Exhibit A, governing the resale pursuant to a registration statement to be filed under the Securities Act of all shares of Purchaser Common Stock issuable to the Company’s Shareholders pursuant to this Agreement.

1.69 “Release” means any releasing, spilling, emitting, leaking, pumping, pouring, injection, escaping, depositing, disposing, emptying, discharging, dispersing, dumping, leaching or migration of any Hazardous Materials into, onto, in, on or through the indoor or outdoor environment, including relating to any landfill, basin, subsurface or aboveground pipeline or other structure, wetland, quarry or natural resource (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through indoor or outdoor air, soil, subsurface strata, sediment, surface water or groundwater.

1.70 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.71 “SEC” means the United States’ Securities and Exchange Commission.

1.72 “Securities Act” means the Securities Act of 1933, as amended.

1.73 “Shareholder” means each Person who holds shares of Company Capital Stock immediately prior to the Effective Time.

1.74 “Software” and all (a) computer programs, applications, middleware, firmware, microcode and other software (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including operating systems, algorithms, heuristics, models and methodologies, compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, and higher level or “proprietary” languages, in each case, whether in source code, object code or other form or format, including code, libraries, subroutines and other components thereof, all documentation relating thereto; (b) testing, validation, verification and quality assurance materials; (c) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise; (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing; (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing; (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing; and (h) all media and other tangible property necessary for the delivery or transfer of any of the foregoing.

1.75 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are, as of the date of this Agreement and required to be under the conditions to Closing as set forth under Article IX hereof, as of the Closing, Controlled or owned, directly or indirectly, by the Company, which for the avoidance of doubt shall include any variable interest entity through which all or a portion of the Business is conducted. With respect to the Company, its direct and indirect subsidiaries as of the date of this Agreement and Closing are listed on Schedule 1.75, which Schedule includes a statement setting forth the amount of such direct and indirect equity ownership by the Company.

1.76 [Reserved].

1.77 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company Group and other tangible property, including the items listed on Schedule 4.14(a).

1.78 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.79 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible or the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.80 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.81 “UCC” means the Uniform Commercial Code of the State of Delaware, or any corresponding or succeeding provisions of Laws of the State of Delaware, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.82 [Reserved].

1.83 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II

MERGER

2.1 Merger. At the Effective Time, in accordance with Section 251 of the DGCL, the Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation. The Company Securities held by or beneficially owned by, the Company Securityholders, including any holders of Company Options or Company Warrants to be exchanged pursuant to Section 3.1 below shall thereafter represent an aggregate number of Purchaser Merger Shares, subject to any adjustment pursuant to Section 3.1 hereof. The Purchaser Merger Shares issuable at closing shall be issued pro rata to the Company Securityholders based upon their holdings as set forth on Schedule 1.17. As a result of the Merger, the Company shall (a) become a wholly-owned subsidiary of Purchaser, and continue to be governed by the Laws of the State of Delaware and (b) the Subsidiaries of the Company shall thereafter be indirect subsidiaries of Purchaser.

2.2 Merger Effective Date. The parties hereto shall, in coordination with each other, inform the Secretary of State of under the DGCL that all conditions to the Merger of the Merger Sub with and into the Company under DGCL and this Agreement have been satisfied and completed (together with any other documentation required to be submitted to the Delaware Secretary of State, whether under this Agreement or the Merger Proposal (the “Certificate of Merger”), by the Delaware Secretary of State or otherwise) and setting forth the proposed date for the date of effectiveness of the Merger on which the Delaware Secretary of State is requested to issue a certificate evidencing the Merger in accordance with Section 251 of the DGCL. The Merger shall become effective upon the date set forth in the Certificate of Merger in accordance with Section 251 of the DGCL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”). For the avoidance of doubt, the parties intend that the Merger shall be declared effective and that the issuance by the Delaware Secretary of State of a Certificate of Merger shall both occur on, or as soon as practically possible before, the Closing Date (as defined below).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company and Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company and the Merger Sub set forth in this Agreement to be performed after the Closing. The Merger Sub shall be merged with and into the Company, and the separate corporate existence of the Merger Sub will cease, and the Company will thereafter be a wholly owned subsidiary of the Purchaser, all as provided under the DGCL and the provisions of this Agreement. For the avoidance of doubt, (i) the Purchaser Common Stock, Purchaser Warrants, Purchaser Rights and Purchaser Private Warrants shall survive the Merger and remain in effect without any change to their existing terms and (ii) all issued and outstanding Company Securities shall be terminated and converted and represent the right to receive Purchaser Merger Shares pursuant to Section 3.1(c), (d) or (e) below.

2.4 U.S. Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a)(2)(E) of the United States Treasury Regulations. The parties to this Agreement hereby agree to (i) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (ii) all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each such party and each of the Shareholders of the Company (x) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.5 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, shall cease to have effect and the certificate of incorporation of the Merger Sub (as amended, the “Charter Documents”), as in effect immediately prior to the Effective Time, shall be the Charter Documents of the Surviving Corporation, except that the name of the Surviving Corporation shall remain as Helbiz, Inc. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation, except that the bylaws of the Surviving Corporation shall be amended to reflect the intended name of the Company.

2.6 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XII, the closing of the Merger (the “Closing”) shall take place at the offices of Becker & Poliakoff, LLP, 45 Broadway, 17th Floor, New York, New York 10006 at 10:00 a.m. local time, on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article IX or at such other time, date and location as the Purchaser and Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.7 Board of Directors of Purchaser. Immediately after the Closing, the Purchaser’s board of directors will consist of five (5) directors. Initially and effective at Closing, the Purchaser shall have the right to appoint one (1) director and the Shareholders of the Company shall have the right to appoint up to four (4) directors. The two new independent directors of Purchaser effective at the Closing shall be mutually approved by the Parties hereto prior to filing of the Proxy Statement with the SEC. Notwithstanding anything to the contrary, the Company and Purchaser acknowledge and agree that the Board of Directors of Purchaser (and each committee of the Board of Directors when required) shall include (i) a majority of “independent directors” as determined in accordance with the rules of the Nasdaq Stock Market Inc. (“Nasdaq”) and (ii) at least one financial expert as determined in accordance with the rules of Nasdaq and the SEC.

2.8 PIPE Investment. At the Closing, the PIPE Investors and Purchaser shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company and the Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company and the Merger Sub, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

2.10 No Further Ownership Rights in Company Capital Stock and Company Securities. At the Effective Time, the register of stockholders of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Securities on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Securities of any kind or nature outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Securities or Company Capital Stock, except as otherwise provided for herein or by Law.

2.10 Rights Not Transferable. The rights of the holders of Company Capital Stock as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except by will or by the operation of the laws of descent after the death of a natural holder thereof). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

ARTICLE III

EXCHANGE CONSIDERATION; MONETARY DEPOSIT

3.1 Exchange Consideration.

(a) (i) Subject to and upon the terms and conditions contained in this Agreement, the Purchaser shall issue the Purchaser Merger Shares to the holders of Company Capital Stock as of the Effective Time, in full payment for the Company Capital Stock (subject to the provisions for the Indemnification Escrow Shares pursuant to Section 3.1(j) below) of which all of Purchaser Merger Shares shall be issued in exchange for all Company Securities pro rata to the Company’s Securityholders based upon Schedule 1.17 (as may be updated and mutually agreed prior to the Closing Date), provided that any shares of Company Class A Common Stock shall be exchanged for shares of Purchaser Class A Common Stock and any shares of Company Class B Common Stock shall be exchanged for shares of Purchaser Class B Common Stock, provided further, however, that the holder of Purchaser Class B Common Stock shall represent no more than 60% of all voting securities of Purchaser at the Closing on a fully-diluted basis (which shall include the exercise of all Purchaser Warrants and all PIPE Investor Warrants) for a period of no more than twenty-four (24) months following the Closing of the Merger

(ii) Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Chief Executive Officer and the Chief Financial Officer of the Company (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Company Group as of the Reference Time, prepared in good faith and in accordance with the GAAP, and (b) a good faith calculation of the Company’s estimate of the Closing Net Debt as of the Reference Time and along with reasonably detailed calculations, which Estimated Closing Statement shall be subject to the review and approval by Purchaser. Promptly after delivering the Estimated Closing Statement to Purchaser, the Chief Executive Officer and Chief Financial Officer of the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Closing Statement and make applicable adjustments to the Estimated Closing Statement, subject to review and approval by Purchaser and the Company prior to the Closing. The adjusted Closing Statement (“Final Closing Statement”) shall thereafter be deemed the final Closing Statement for all purposes of this Agreement. The Final Closing Statement and the determinations contained therein shall be prepared in accordance with the U.S. GAAP and otherwise in accordance with this Agreement. The Final Closing Statement will also include (i) with respect to any Closing Net Debt, the amount owed to each creditor of any of the members of the Company Group and, the payoff amount to be satisfied at the Closing, payment instructions, together with payoff and lien release letters from each Company Group creditors in form and substance reasonably acceptable to Purchaser, and (ii) expenses related to the Merger and other transaction contemplated by this Agreement, the amount owed to each payee thereof and payment instructions

(b) [Reserved].

(c) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Company Securityholders, each share of Company Capital Stock and any rights to acquire Company Capital Stock issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into the right to receive, without interest, a number of shares of Purchaser Merger Shares (including Purchaser Class A Common Stock and Purchaser Class B Common Stock, as may be applicable) equal to the Closing Consideration Conversion Ratio as set forth on Schedule 3.1(c), in each case, subject to Section 3.1(d) and (e) and Section 10.3 below.

(d) Treatment of Company Options and Company Warrants. Prior to the Effective Time, the board of directors of the Company and Purchaser, (or if appropriate, any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of option holders if required, to provide that, prior to the Effective Time, each outstanding Company Option or Company Warrant, whether vested or unvested, shall be treated as follows:

(i) Vested Company Options. Each Company Option which is vested and exercisable prior the Effective Time shall either be, immediately prior to the Effective Time (i) exercised, upon payment of the requisite exercise price by the holder thereof, for Company Shares or (ii) cancelled and terminated. The Company Shares issued upon exercise of the vested Company Options shall thereafter be exchanged for Purchaser Merger Shares at the Effective Time after giving effect to the Closing Consideration Conversion Ratio (and subject to the lockup restrictions under Section 7.4 hereof).

(ii) Unvested Company Options. At the Closing, each Company Option which is not vested as of the Effective Time shall be cancelled and terminated.

(iii) Company Warrants. Each Company Warrant, whether vested or unvested, shall be cancelled and exercised for Company Shares at the exercise price prevailing for each Company Warrant prior to the Closing. At the Effective Time, such Company Shares shall be exchanged for shares of Purchaser Common Stock at the Closing Consideration Conversion Ratio (subject to the lockup restrictions under Section 7.4 hereof). Further, any fractional shares will be rounded down to the nearest whole number of shares of Purchaser Common Stock. Following such exchange for shares of Purchaser Common Stock, each Company Warrant shall be cancelled and of no further force and effect. Any Company Warrant not exercised for Company Shares prior to the Closing shall at the Effective Time be cancelled and of no further force and effect.

(e) Treatment of Preferred Stock. Prior to the Effective Time, the Company, Merger Sub and the Purchaser (or if appropriate, any duly authorized committee thereof) shall, as applicable, take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of holders of Company preferred stock if required, to provide that, prior to the Effective Time, each outstanding shares of Company Preferred A Shares and Preferred B Shares shall be converted into Company Common Stock or terminated, and shall of no further full force and effect as of the Effective Time. Any fractional share will be rounded down to the nearest whole number of shares of Purchaser Common Stock.

(f) Treatment of Company Notes. Prior to the Effective Time, the Company shall take all corporate actions necessary, including adopting appropriate resolutions and obtaining consents of holders of Company Notes, if required, to provide that, prior to the Effective Time, each Company Note shall either be (i) converted into Company Shares or (ii) repaid and cancelled and following such repayment, shall be of no further force and effect.

(g) Conversion of Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the shareholders of Merger Sub, be converted into and become shares of the Surviving Corporation and Purchaser shall be the sole stockholder of the Surviving Corporation.

(h) Treatment of Company Securities Owned by the Company. At the Effective Time, all Company Securities that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(i) No Liability. Notwithstanding anything to the contrary in this Section 3.1, no party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Indemnification Escrow Shares. Notwithstanding anything to the contrary in the other provisions of this Section 3.1, Purchaser shall withhold from the shares of Purchaser Merger Shares otherwise issuable to the Escrow Participant pursuant to this Section 3.1 such number of shares of Purchaser Common Stock as determined in accordance with Section 1.36.

(k) Ownership of Company Securities. No later than ten (10) days prior to the Closing Date, the Company shall deliver to Purchaser a final Schedule 1.17, which shall set forth, as of the immediately prior to the Effective Time, the following information: (i) the name of each Company Securityholder, (ii) the number and kind of each Company Security held by each Company Securityholder, including, if applicable, the number of Company Shares issuable upon exercise or conversion of such Company Security and the exercise price per share for such Company Security, (iii) the vesting arrangements with respect to each Company Security held by such Company Securityholder (including the vesting schedule, vesting commencement date, date fully vested and the extent to which such Company Security is vested as of the Closing), (iv) the total number of shares of Purchaser Common Stock issuable pursuant to Section 3.1(a) in respect of each Company Security held by such Company Securityholder; (v) the total number of shares of Purchaser Common Stock issuable upon exercise or conversion of each Company Security held by such Company Securityholder following the assumption by Purchaser of such Company Security pursuant to Section 3.1(d) and the respective exercise price per share applicable to such Company Security following such assumption; and (vi) the number of Indemnification Escrow Shares deposited into the Escrow Account on behalf of such Company Securityholder pursuant to Section 3.1(j) and Section 10.3.

3.2 Surrender of Company Securities; Issuance of Closing Purchaser Merger Shares.

(a) Surrender of Certificates. All Purchaser Merger Shares issued upon the surrender of Company Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities.

(b) Lost or Destroyed Certificates. In the event any certificates representing Company Securities shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (without the requirement to post a bond), such securities, as may be required pursuant to this Section 3.2 and Section 10.3.

(c) No certificates or scrip representing fractional shares of Purchaser Merger Share will be issued pursuant to the Merger, including with respect to any release of the Escrow Shares pursuant to Section 3.1(j) and the Indemnification Escrow Agreement and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Purchaser. All fractional shares of Purchaser Merger Shares will be rounded down to the nearest whole share of Purchaser Common Stock.

(d) Legend. Each certificate representing shares of Purchaser Merger Share issued pursuant to this Agreement shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Purchaser Common Stock:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE SHARES OF COMMON STOCK HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

THE SHARES PRESENTED BY THIS CERTIFICATE ARE RESTRICTED AND MAY ONLY BE TRANSFERRED TO QUALIFIED PARTIES APPROVED BY THE COMPANY AND CONTINUE TO BE RESTRICTED POST SUCH APPROVED TRANSFERS. THESE SHARES ARE NOT ELIGIBLE FOR REGISTRATION UNTIL TWELVE (12) MONTHS AFTER THE EFFECTIVE DATE OF THE INIITIAL ISSUANCE DATE ON THIS CERTIFICATE.

3.3 Company Deposit. Simultaneously with execution of this Agreement, the Company shall deposit, or cause to be deposited, with Purchaser in its operating bank account (Purchaser has provided account instructions) by wire transfer of immediately available funds the sum of $750,000 (the “Transaction Deposit”). In the event of termination of this Agreement, Purchaser shall have the right, without further action, to retain the full amount of the Company Deposit. In the event that Purchaser is entitled to terminate this Agreement and receive the Break-Up Fee as provided in Section 12.5 below, the amount of the Break-Up Fee payment shall be reduced by the Transaction Deposit paid hereunder

3.4 Withholding Rights and Tax Rulings. The Company, Purchaser or any Person acting on their behalf (each, a “Payor”), shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any applicable provision of federal, local or foreign Tax law or under any applicable legal requirements (including, for the avoidance of doubt, the regulation of withholding from assets and services). To the extent such amounts are so deducted and withheld and remitted to the applicable Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid (each, a “Payee”), and the Payor shall promptly provide the applicable Payee with a document evidencing the amount so withheld and remitted to the Tax authority with respect to the payment made to such Payee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY GROUP AND THE SHAREHOLDERS’ REPRESENTATIVE

Except as set forth in the disclosure schedules delivered by the Company Group to the Purchaser prior to the execution of this Agreement which disclosure schedules shall be in form and substance reasonably acceptable to Purchaser (the “Disclosure Schedule”), each of (i) the Company Group and (ii) the Shareholders’ Representative on behalf of the Company Shareholders hereby represents and warrants to Purchaser and Merger Sub that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date.

4.1 Corporate Existence and Power. The Company is a company duly incorporated, validly existing under the Laws of the State of Delaware. The Company has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Material Adverse Effect. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its Business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which such properties are owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company and its Subsidiaries have offices located only at the addresses set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The Company Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company Board of Directors, has (i) approved this Agreement and the other Transactions and determined that this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Shareholders, (ii) approved this Agreement in accordance with the provisions of DGCL and the Charter Documents and (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and unanimously recommended that all of the Company Shareholders adopt this Agreement. The affirmative vote of more than fifty percent (50%) of the voting power of the Shareholders who are present in person or by proxy at such meeting and voting thereon or participated by written consent shall be required by the Company to approve the transactions contemplated by this Agreement by the Shareholders (the “Company Shareholder Approval”). The Company has duly obtained the Company Shareholder Approval for this Agreement and the transactions contemplated hereby in accordance with the provisions of DGCL and the Charter Documents.

4.3 Governmental Authorization. The Business of the Company has been, and is being, conducted in compliance in all material respects of all applicable Laws. The Company has not received any written communication alleging any material noncompliance with any such Laws that has not been cured. The Company has obtained and is in compliance in all material respects with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its Business as presently conducted. Except for the approvals listed on Schedule 4.3, neither the execution, delivery nor performance by the Company of this Agreement or any Additional Agreements requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Contracts listed on Schedule 4.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets is or may be bound or any Permit, (d) result in the creation or imposition of any Lien on any of the Company Capital Stock, (e) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, or (g) require any consent, approval or waiver from any Person pursuant to any provision of the Charter Documents, except for such consent, approval or waiver which shall be obtained prior to the Closing.

4.5 Capitalization. The Company’s authorized and issued equity and debt capital is described on Schedule 4.5 annexed hereto. Such equity and debt securities are sometimes referred to as “Company Capital Stock”.

(a) No Company Capital Stock is held in its treasury. All of the issued and outstanding Company Capital Stock has been duly authorized and validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Capital Stock is owned of record and, to the Company’s knowledge, beneficially by the Company Securityholders as set forth on Schedule 1.17, free and clear of all Liens (other than usual and customary federal and state securities laws regarding the transfer of unregistered securities). Except as set forth on Schedule 1.17, no outstanding Company Capital Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. The only shares of Company Capital Stock that will be outstanding after Closing will be the Company Capital Stock owned by the Purchaser following the consummation of the Merger. No other class of shares of the Company is authorized or outstanding. Except as set forth in Schedule 1.17, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) agreements with respect to any of the Company Capital Stock, including any voting trust, other voting agreement or proxy agreements, put or redemption rights with respect thereto.

(b) No later than five (5) Business Days prior to Closing, the Company shall provide to Purchaser an updated Schedule 1.17 and Schedule 4.5 to reflect any and all changes thereto. Nothing contained in this Section 4.5(b) or in the updated Disclosure Schedules delivered pursuant hereto shall be construed or deemed to: (i) modify the Company’s obligations to obtain Purchaser’s prior consent to the issuance of any securities representing Company Capital stock pursuant to Section 6.1 (xviii) below; or (ii) alter or amend the total aggregate number of Purchaser Merger Shares issuable to the Company Securityholders pursuant to Section 3.1(a); or (iii) alter or amend the Closing Consideration Conversion Ratio.

(c) The Company Capital Stock shall consist of two (2) classes: Company Class A Common Stock and Company Class B Common Stock. No later than thirty (30) days prior to the Closing Date, the Company shall file a Certificate of Amendment to the Certificate of Incorporation designating the Company Common Stock to include both the Company Class A Common Stock and the Company Class B Common Stock. The rights and interest of the Company Class A Common Stock and the Company Class B Common Stock shall be the same in all material respects except that the each share of Company Class A Common Stock shall have one (1) vote per share and each share of Company Class B Common Stock shall have such number of votes per share so that the holder of Company Class B Common Stock shall represent no more than 60% of all voting securities of the Company on a fully-diluted basis (which shall include the exercise of all Company Warrants) for a period of no more than twenty-four (24) months following the Closing of the Merger.

(d) Except as set forth on Schedule 4.5(d), no employee of the Company or other Person has received an offer letter or other Contract which is still outstanding that contemplates a grant of, or right to purchase or receive: (i) Company Options or Company Warrants or (ii) any other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement.

4.6 Charter Documents. Copies of the Charter Documents have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any action in violation or derogation of its Charter Documents.

4.7 Corporate Records. All proceedings occurring since the date of incorporation of the Company of the board of directors of the Company, including all committees thereof, and of the Company Shareholders, and all consents to actions taken thereby, are accurately reflected, in all material respects, in the minutes and records contained in the corporate minute books of the Company and made available to the Purchaser. The stock register of shareholders of every class of Company Securities of the Company is complete and accurate.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by the Company Group, including names on any websites. Since the date of the Company’s incorporation, none of the members of the Company Group has used any name other than the names listed on Schedule 4.8 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

4.9 Subsidiaries. Except as set forth on Schedule 4.9, the Company owns or will own prior to the Effective Time any and all of the equity interests of each of the Subsidiaries set forth on Schedule 4.9, free and clear of all Liens. Each Subsidiary is duly organized and validly existing under the Laws of the State of its incorporation or formation and each Subsidiary is or will be at Closing, wholly-owned by the Company. The Company is not a participant in any joint venture, partnership, or similar arrangement. The share capital of each Subsidiary is fully paid-up. Except for the Subsidiaries set forth on Schedule 4.9, the Company (i) does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and (ii) has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person. The Company has delivered to Purchaser a true and correct and complete copy of each and every agreement and contract to acquire any Person. On or before the Closing Date, any Person set forth on Schedule 4.9 shall be wholly-owned as of such date and there shall be not be outstanding any rights or options of any kind or nature held by any Person other than Purchaser to acquire any capital stock or to obtain or share in any profits of the Company or any Subsidiary.

(a) Each Subsidiary has all corporate power and authority, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except where the failure to have any license, franchise, permits, authorizations, permits, authorizations consents and approvals, would not have a Material Adverse Effect. Each Subsidiary is qualified to do business as a foreign entity in any jurisdiction where the character of the property owned or leased by such Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices or physical locations located only at the addresses set forth by its name on Schedule 4.9.

(b) No outstanding capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 4.9(b), there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of any Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto. Any such subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of any Subsidiary shall be terminated prior to the Closing Date.

(c) Each Subsidiary of the Company has conducted and continues to conduct the Business in any material respect in compliance with all Laws, judgment, order and decree entered by any Authority, domestic or foreign, applicable to such Subsidiary or its Business. Each Subsidiary of the Company is not in any material respect in violation of, has not since the date of the Company’s incorporation, violated, and to the Company’s best knowledge, has not since the date of the Company’s incorporation been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(d) Each Subsidiary of the Company has all Permits necessary to operate its Business, as it is now being conducted, except where the failure to have such Permit would not have a Material Adverse Effect.

4.10 Consents. Except as listed on Schedule 4.10, there are no Contracts binding upon the Company Group or by which any of the Company Capital Stock or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

4.11 Financial Statements.

(a) Correct and complete copies of the following financial statements have been made available to Purchaser prior to the Execution Date and are included at Schedule 4.11: (i) audited consolidated financial statements of the Company Group as of and for the fiscal year ended December 31, 2018; and (ii) the unaudited consolidated financial statements of the Company Group as of and for the fiscal years ended December 31, 2019 and 2020 consisting of (A) the unaudited consolidated balance sheet as of December 31, 2019 and the unaudited consolidated balance sheet as of December 31, 2020; (B) the unaudited consolidated income statement for the twelve (12) month period ended on December 31, 2019 and the unaudited consolidated income statement for the twelve (12) month period ended on December 31, 2020; (C) the unaudited consolidated cash flow statement for the twelve (12) month period ended on December 31, 2019 and the unaudited consolidated cash flow statement for the twelve (12) month period ended on December 31, 2020; and (D) the related notes for each of the fiscal years ended December 31, 2019 and December 31, 2020 (collectively, the “Financial Statements” and the unaudited consolidated balance sheet as of December 31, 2018 (the “Balance Sheet Date”) included therein, the “Balance Sheet”).

(b) The Financial Statements are materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company Group; and (ii) were prepared in accordance with U.S. GAAP consistently applied.

(c) Except as: (i) specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) liabilities and obligations incurred in the ordinary course of business since the date of the Balance Sheet; (iii) liabilities that are executory obligations arising under Contracts to which any member of the Company Group is a party (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Material Contract or applicable Law); (iv) expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Additional Agreement or any of the transactions contemplated hereby or thereby; (v) liabilities that would not have a Material Adverse Effect; and (vi) liabilities set forth on Schedule 4.11(c), the Company Group does not have any material liabilities, debts or obligations of any nature of the type required to be reflected on a balance sheet in accordance with GAAP.

(d) Schedule 4.11(d) sets forth a list and description (principal amount, interest rate and maturity date) of all Company Notes issued and outstanding as of the date of this Agreement, which Schedule 4.11(d) will be updated by the Company three (3) days prior to Closing and which Company Notes are intended to survive the Closing. Except as set forth on Schedule 4.11(d), the Company Group does not have any Indebtedness. Any and all such Indebtedness shall be repaid in full as of the Closing Date.

(e) Neither the Company nor any member of the Company Group is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 303(a) of Regulation S-K promulgated by the SEC or any “variable interest entities” (within the meaning Accounting Standards Codification 810). Since the date of the Company’s formation (the “Applicable Date”), to the Knowledge of the Company, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, including with respect to the Financial Statements, have been received by the Company. To the Company’s Knowledge, since the Applicable Date, the Company Group has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries that have a significant role in the Company’s internal control over financial reporting and the preparation of the Financial Statements.

4.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records of each member of the Company Group accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. The Company and each member of the Company Group maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP; and

(iii) access to assets is permitted only in accordance with the respective management’s authorization.

(b) All accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(b), no member of the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of each member of the Company Group and which is not located at the relevant office.

(c) From and after the Effective Time, the Company and each member of the Company Group shall maintain a system of disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures will be designed to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and at Closing, such disclosure controls and procedures will be effective in all material respects to perform the functions for which they were established.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been:

(a) any Material Adverse Effect;

(b) any material transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other material right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d) any material change in any compensation or benefits arrangement or agreement with any employee, officer, director or shareholder of the Company or the Subsidiary, except for changes or amendments that are expressly provided for in this Agreement;

(e) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Capital Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group;

(f) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group;

(g) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(h) any sale, transfer, lease to others or otherwise disposition of any of its assets by the Company Group except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $200,000 in the aggregate by the Company Group;

(j) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property;

(k) any waiver by the Company or the Subsidiary of a material right or of a material debt owed to it;

(l) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group;

(m) except as required by U.S. GAAP, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group or any revaluation of any of the assets of the Company Group;

(n) except as described on Schedule 4.13(n) any amendment to any member of the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o) any acquisition of assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

(p) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group; or any right to claim a material Tax refund surrendered by the Company Group; or

(q) any commitment or agreement to do any of the foregoing.

4.14 Properties; Title to the Company’s Assets

(a) Except as set forth on Schedule 4.14(a), the items of Tangible Personal Property are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and are suitable for their present uses.

(b) All of the Tangible Personal Property is located at the office of the Company or the offices of a member of the Company Group.

(c) The Company and each member of the Company Group has good and valid title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. Except as set forth on Schedule 4.14(c), no such asset is subject to any Liens other than Permitted Liens. The Company Group’s assets, including all Intellectual Property Rights, constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action pending against, or to the best knowledge of the Company threatened against or affecting, the Company or any Subsidiary, any of its officers or directors in connection with the Business, or any Company Capital Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments, awards, decree, injunction, or order of any Authority outstanding against the Company Group, any Subsidiary of the Company or any of its or their assets or properties which would not have Material Adverse Effect on the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company is, and has not been in the past three (3) years, subject to any material proceeding with any Authority. Neither the Company nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing material obligations, restrictions or liabilities (of any nature).

4.16 Contracts.

(a) Schedule 4.16(a) of the Disclosure Schedule lists all Contracts, oral or written (collectively, “Material Contracts”) to which, as of the date of this Agreement, any member of the Company Group is a party, or by which any of its tangible or intangible assets are bound, and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $50,000 annually;

(iii) all Contracts with involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company Group or income or revenues related to any product of the Company Group;

(iv) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current officer, director, employee or consultant of the Company Group, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(v) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party;

(vi) all Contracts relating to any acquisitions or dispositions of any business or material assets by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice), including, without limitation, Contracts (A) containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person; (B) with any supplier of a significant quantity of goods or components, and (C) contemplated by Section 7.8 below;

(vii) each Contract that (A) relates to the direct or indirect acquisition or disposition of any securities, capital stock or other similar interests, assets or business (whether by merger, sale of stock, sale of assets or otherwise) or (B) contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company Group could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests, assets or business of any other Person;

(viii) all Contracts for material licensing agreements, including material Contracts licensing Intellectual Property Rights, other than (a) “shrink wrap” or other licenses for generally commercially available software (including open source software) or hosted services, (b) customer or channel partner Contracts substantially on Company’s standard forms, (c) Contracts with Company’s own employees or contractors substantially on Company’s standard forms, and (d) standard non-disclosure agreements (collectively, and excluding all material transfer and other sample agreements services agreements and scientific advisory board agreements, “Standard Contracts”);

(ix) all Contracts limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(x) all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of the Company Group other than Standard Contracts, material transfer and other sample agreements services agreements and scientific advisory board agreements;

(xi) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations other than Standard Contracts;

(xii) all Contracts with or pertaining to the Company Group to which any director, officer, or Affiliate of the Company Group, or any Person beneficially owning 5% or more of the outstanding capital stock of the Company or any of their respective Affiliates, is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(xiii) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xiv) all Contracts relating to outstanding Indebtedness or Liens;

(xv) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group);

(xvi) any Contract not cancellable by the Company Group with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $100,000 per the terms of such contract;

(xvii) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company Group is a party;

(xviii) any Contract containing covenants restricting the Company Group from competing with any Person in any line of business, industry or geographical area;

(xix) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xx) each Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements or similar Contract;

(xxi) each Contract that prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company Group, the pledging of the capital stock or other equity interests of the Company Group or the incurrence of indebtedness by the Company Group;

(xxii) each Contract obligating the Company Group to purchase or otherwise obtain any product or service exclusively from a single third party or granting any third party the exclusive right to develop, market, sell or distribute any of the Company Group’s products or services;

(xxiii) each Contract with current or former officers, directors or employees of the Company Group, in each case in respect of which the Company Group has any (A) ongoing base compensation obligations in excess of $50,000 on an annual basis; or (B) indemnification obligations;

(xxiv) each Contract related to any settlement of any proceeding;

(xxv) each collective bargaining agreement or Contract with any union, staff association, works council or other agency or representative body certified or otherwise recognized for the purposes of bargaining collectively with respect to employees of the Company Group; and

(xxiv) each Contract under which the consequences of a default, non-renewal or termination would reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Schedule 4.16(b), each Material Contract is a valid and binding agreement, and is in full force and effect (subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies), and neither the Company Group nor, to the Company’s best knowledge, any other party thereto, is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.16(b), the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto.

(c) Except as set forth on Schedule 4.16(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except as set for the on Schedule 4.16(d), each entity that is a constituent part of the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness which is intended to survive the Closing as described on Schedule 4.11(d). The Company is not required to obtain any approval or consent from the lender under any Material Contracts relating to outstanding Indebtedness or Liens in connection with the consummation of the transactions contemplated by this Agreement.

4.17 Licenses and Permits. Schedule 4.17 correctly lists each material license, franchise, permit, order or approval or other similar authorization required under applicable law to carry out or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business, as it is now being conducted, except where the failure to obtain any Permit would not have a Material Adverse Effect on the Company or any Subsidiary.

4.18 Compliance with Laws. Except as set forth on Schedule 4.18, the Company Group is not in violation of, has not since January 1, 2017, violated, and, has not since January 1, 2017 been threatened in writing to be charged with or given written notice of any violation of, any Law, or judgment, order or decree entered by any Authority, domestic or foreign.

(a) Without limiting the foregoing paragraph, the Company Group is not in material violation of, has not violated, and to the Company’s best knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i) any Law applicable to the Company and/or any of its Subsidiaries due to the specific nature of the Business, including Laws applicable to data privacy, data security and/or personal information (“Data Protection Laws”);

(ii) the Foreign Corrupt Practices Act of 1977 (§§ 78dd-1 et seq.), as amended (the “Foreign Corrupt Practices Act”) or any comparable or similar Law of any jurisdiction applicable to the Company; or

(iii) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b) Without limiting the foregoing paragraph, neither the Company Group nor, to the knowledge of the Company, any director, officer, employee, Affiliate or Person acting on behalf of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(c) Except as set forth on Schedule 4.18, no Permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 4.18, except where the failure to obtain any Permit would not have a Material Adverse Effect on the Company or any Subsidiary.

4.19 Intellectual Property.

(a) Schedule 4.19 of the Disclosure Schedule sets forth a true, correct and complete list of all registered Intellectual Property Rights and applications for registration of Intellectual Property Rights owned or filed by any member of the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) other than Standard Contracts, all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right. Schedule 4.19 of the Disclosure Schedule shall also include a true, correct and complete list of all proprietary Software, in each case, that is included in the Company Group’s Intellectual Property Rights and is material to the Company Group or the conduct of the Business.

(b) The Company Group has good, valid and marketable title and ownership of, or has sufficient and valid rights to use, all of the Intellectual Property Rights on Schedule 4.19 and IT Assets, all of which ownership and rights shall survive the execution, delivery, and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby and thereby, on identical terms and without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights or IT Assets. As used herein, “IT Assets” means technology devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, automated processes, and all other information or operational technology, telecommunications, facilities, systems services, or equipment, in each case, owned, leased, licensed or operated by the Company Group or used (or held for use) in the operation of the Business, and all associated documentation. The Company Group (i) exclusively owns all right, title, and interest in and to all Intellectual Property Rights owned or purported to be owned by the Company Group, and (ii) is the exclusive licensee of all other Intellectual Property Rights, in each case, free and clear of all Liens. The Company Group has in its possession all know-how, information, and embodiments of all Intellectual Property Rights, in each case, necessary and sufficient to enable the Company Group to use, practice, and exploit the in-licensed Intellectual Property Rights as contemplated to be used, practiced, and exploited in the conduct of the Business.

(c) All of the Company Group’s registered Intellectual Property Rights are subsisting, valid and enforceable. Neither the Company Group nor any of the Company Group’s Intellectual Property Rights are subject to any outstanding Order materially adversely affecting the validity or enforceability of, or the Company Group’s ownership or exclusive use of, or exclusive rights in or to, any such Intellectual Property Rights or otherwise restricting or materially adversely affecting the Company Group’s right to own, license or use any Intellectual Property Rights. All of the Company Group’s registered Intellectual Property Rights has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any registered Intellectual Property Rights is threatened, pending or reasonably foreseeable that would be materially adverse to the conduct of the Business.

(e) The Company Group has not (i) been sued or charged in writing with, been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights; or (ii) received any written claim, notice, invitation to license or similar communication (A) contesting or challenging the use, validity, enforceability or ownership by the Company Group of any Intellectual Property Rights, or (B) alleging that the Company Group or its current or planned products or services or the conduct of the Business infringes, misappropriates or otherwise violates (or will infringe, misappropriate, or otherwise violate) the Intellectual Property Rights of any Person, whether directly or indirectly. The Company has no knowledge of any other claim of infringement by the Company Group, and to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Intellectual Property Rights of the Company Group.

(f) The Company Group, the conduct of the Business, the currently contemplated conduct of the Business following the Closing, and the current or planned products or services of the Company Group (including the use, manufacture, marketing, sale, offering for sale, importation, or other commercialization thereof), in each case, to the Knowledge of the Company (i) currently do not infringe, misappropriate or otherwise violate and have not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person; and (ii) do not constitute and have not constituted unfair competition or trade practices under the Laws of any relevant jurisdiction.

(g) No funding, facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any Company Group Intellectual Property Rights.

(h) To the knowledge of the Company Group, as of the date of this Agreement there are no material disputes or litigation with respect to any material Intellectual Property Rights and the Company is not a party to any dispute or litigation relating to any Intellectual Property. Any Intellectual Property Rights used by the Company Group in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned or in-licensed by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights used by Company Group in the performance of any such Contract.

(i) Except as disclosed on Schedule 4.19, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material or (iii) has licensed to the Company Group rights to use such Intellectual Property Rights.

(j) The Company has used commercially reasonable efforts and implemented sufficient measures to protect the confidentiality, integrity, value and availability to the Company Group of all trade secrets, confidential Intellectual Property Rights, or other confidential information material to the Company Group or the conduct of the Business. No such trade secret or confidential information has been disclosed by the Company to any Person (other than pursuant to a written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof). To the Knowledge of the Company, each Person who is or was an employee or independent contractor of the Company Group and (i) involved in the development or creation of any Intellectual Property Rights for or on behalf of the Company Group (including any Company Intellectual Property Rights) has signed a valid and enforceable agreement containing an irrevocable present assignment to the Company Group, as appropriate, of all such Intellectual Property Rights; or (ii) privy to any trade secrets or other confidential information material to the Company Group or the conduct of the Business has signed a valid and enforceable written confidentiality agreement with provisions reasonably restricting the use and disclosure thereof. No such Person retains any right, title or interest in or to any such Intellectual Property Rights or is in violation of any such assignment or confidentiality agreement.

(k) The IT Assets owned, leased, outsourced, or licensed by the Company Group (including through cloud-based or other third-party service providers) in the operation of its Business are sufficient in all material respects for the current conduct of the Business, and the IT Assets are free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines designed to facilitate or cause unauthorized access to, or disruption, significant impairment, disablement, or destruction of, Software, data or other materials. Prior to the Execution Date, there has been no unauthorized access to or unauthorized use of (i) any such IT Assets, (ii) any information stored on or processed by such IT Assets, or (iii) any confidential or proprietary information that is in the Company Group’s possession, custody, or control.

(l) Prior to the Closing, the Company Group will use commercially reasonable efforts to implement and, from the date of such implementation through the Closing Date, use commercially reasonable efforts to maintain commercially reasonable security designed to safeguard the confidentiality, availability, security and integrity of the IT Assets and all data and information stored thereon.

(m) No source code of any material Software owned by, or purported to be owned by, the Company Group has been disclosed or delivered to any escrow agent or, except pursuant to a written confidentiality Contract, otherwise provided or disclosed to any third party. Neither this Agreement, nor the transactions contemplated hereby will, and to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, result in the disclosure or release of such source code to any third-party. The Company Group has not used any material Software licensed in such a way that would subject any Company Intellectual Property Rights to Copyleft Terms.

(n) Prior to the Closing, the Company Group will use commercially reasonable efforts to establish and implement and, from the date of such establishment and implementation through the Closing Date, use commercially reasonable efforts to maintain written policies and organizational, physical, administrative and technical measures regarding, the integrity and availability of the systems, privacy, cyber security and data security that are commercially reasonable for an enterprise of the size and nature of the Company Group, taken as a whole, and at least consistent with applicable industry standards, and consistent in all material respects with (i) any contractual commitments of the Company Group relating to privacy, cyber security and data security, and (ii) any public facing statements or policies adopted by the Company Group relating to privacy, cyber security and data security (such policies and measures, collectively, the “Privacy and Security Policies”).

(o) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since the (i) Applicable Date the Company Group has complied in all material respects with all applicable privacy, cyber security and data security Laws and Contracts, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information its possession or control and (ii) since the establishment and implementation of the Privacy and Security Policies has complied in all material respects with its Privacy and Security Policies.

(p) The Company Group will implement prior to Closing commercially reasonable measures consistent in all material respects with standard industry practices designed to ensure the confidentiality, privacy and security of Personal Information in its possession or control from authorized access by any Person. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

4.20 Suppliers. Section 4.20 of the Disclosure Schedule sets forth a complete and accurate list of the top ten (10) suppliers of the Company Group for the twelve (12)-month period ended on the Execution Date based on the U.S. dollar value purchased from each supplier during such period (each, a “Significant Supplier”). No Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Company Group has cancelled or otherwise terminated its relationship with the Company Group or has materially altered, in a manner adverse to the Company Group, its relationship with the Company Group. To the Knowledge of the Company, no such Significant Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened to terminate, cancel or otherwise materially modify in a manner adverse to the Company Group its relationship with the Company Group.

4.21	Accounts Receivable and Payable.

(a) All accounts receivable of the Company Group reflected on the Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent valid obligations arising from services actually performed by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account, receivables or note involving an amount in excess of $100,000. Except as set forth on Schedule 4.21(b), to the best knowledge of the Company, all accounts and receivables are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.21(c) separately identifies any and all accounts, receivables of the Company Group which are owed by any Affiliate of the Company Group. Except as set forth on Schedule 4.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group.

4.22 Pre-payments. Except as set forth on Schedule 4.22, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.23 Employees.

(a) Schedule 4.23(a) sets forth a true, correct and complete list of (i) each of the 5 highest compensated employees of each member of the Company Group as of September 30, 2020, and (ii) the Chief Executive Officer, Chief Financial Officer, and each other executive officer of each member of the Company Group, setting forth the name, title, current salary or compensation rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal year ended December 31, 2020.

(b) Except as set forth on Schedule 4.23(b), the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and to the company’s knowledge there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.24 Employment Matters.

(a) Schedule 4.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has previously delivered to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b) Except as disclosed on Schedule 4.24(b):

(i) to the best knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations problems, and to the Company’s knowledge, there is no pending representation question or union organizing activity respecting employees of the Company Group. Other than those employees with a written employment agreement, all employees are employees at will.

(c) Since the later of January 1, 2017, or the date of its formation, each member of the Company Group has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company Group in the United States or his or her permanent employment by the Company Group. To its knowledge, no present or former employee, officer, director or manager of the Company has, or will have at the Closing Date, any claim against the Company Group for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

4.25 Withholding. Except as disclosed on Schedule 4.25, all material obligations of each member of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by each member of the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.25, all reasonably anticipated obligations of each member of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by each member of the Company Group prior to the Closing Date.

4.26 Employee Benefits and Compensation.

(a) Schedule 4.26 sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company Group at any time during the 5-calendar year period immediately preceding the date hereof and/or with respect to which the Company Group could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable law in all material respects.

(b) Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c) Neither the Company nor to the knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

(d) No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the transactions contemplated hereby. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Company, threatened, by or against any Plan or the Company with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e) No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and the Company has not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f) There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g) The Company has not made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.26, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h) The Company does not have any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i) With respect to each Plan, the Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan: (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(j) Each Plan that is a group health plan (as defined in Section 733(a) of ERISA) (i) has at all times complied in all material respects with the applicable health insurance reform requirements added to Section 715 of ERISA by the Patient Protection and Affordable Care Act and the guidance issued thereunder (“PPACA”), including annual reporting requirements under Code Section 1094 and 1095; and (ii) has for all months beginning January 1, 2015 made offers of coverage to all Full-Time Employees of the Company Group and its ERISA Affiliates that is Affordable and provides Minimum Value in accordance with Section 4980H of the Code and the regulations and guidance issued thereunder. For purposes of this Section 4.26(k), the terms “Full-Time Employee,” “Affordable” and “Minimum Value” shall have the meanings ascribed to them by the PPACA.

4.27 Real Property.

(a) Except as set forth on Schedule 4.27, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. Each member of the Company Group has good and valid title to its respective leasehold estates in the offices described on Schedule 4.27, free and clear of all Liens. No member of the Company Group has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance except where such breach, violation or claim would not have a Material Adverse Effect on the Company Group.

(b) With respect to each Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no material default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder; and (vii) to the Company’s knowledge, there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties. Except as set forth on Schedule 4.27(b), the Company Group is in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Lease leases all useable square footage of the premise located at the leased Real Property. The Company Group does not owe any brokerage commission with respect to any Real Property.

4.28 Accounts. Schedule 4.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each member of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

4.29 Tax Matters. Except as set forth on Schedule 4.29:

(a) (i) Each member of the Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) the Company Group has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group ; (vi) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Ordinary Shares of the Company by the Shareholders to the Purchaser pursuant to this Agreement; (vii) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (viii) other than the ruling application in connection with the agreement, there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (ix) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction, the Company Group is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Company Group members by virtue of having a permanent establishment or other place of business in that country, and the members of the Company Group are and have always been tax residents solely in their respective countries of incorporation or formation; (x) the Company Group has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after the earlier of (y) the date of its formation or incorporation or (z) December 31, 2015; (xi) is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xii) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return ; (xiii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xiv) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(d) The Company Group has been in compliance in all respects with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company Group are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.30 Environmental Laws.

(a) Except as set forth in Schedule 4.30, the Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group.

(b) The Company Group and all of its operations and property have been in material compliance with all applicable Environmental Laws and all real property owned or leased by the Company Group have been and will be operated in material compliance with all applicable Environmental Laws.

(c) The Company Group will use, is using, and has used commercially reasonable efforts to take assignment of or otherwise obtain all Permits, licenses, identification numbers, approvals, registrations or other authorizations required or issued under any Environmental Law necessary for the Company’s operations.

(d) The Company Group is not (i) conducting or actually responsible for (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) actually responsible for any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls. The Company has not received notice of any allegations that it is responsible for (i) conducting (pursuant to any contractual obligation or requirement of any Governmental Entity or Environmental Law) any remediation, reporting, investigation, monitoring or other action or (ii) any liability or cost, in each case of (i) or (ii), relating to the presence or any Release or threatened Release of any Hazardous Materials on any Real Property or other property (including of any soil, groundwater, surface water, sediment, building, or aboveground or subsurface structure, third-party property or formerly owned, operated or leased property), including relating to any sampling, installation or operation of vapor intrusion systems or other remedial systems or the imposition of institutional or engineering controls.

(e) The Company Group is not subject to any liability for any actual exposure by any Person or damage to any property relating to the Release of any Hazardous Materials and has not received notice of any allegations of liability for such exposure.

(f) The Company Group has not received, nor, to the Knowledge of the Company Group, has any Predecessor received, any notice, demand, letter, claim or request for information indicating that the Company Group or any of its Predecessors may be in violation of or, directly or indirectly subject to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(g) The Company Group is not subject to any Order, asset retirement obligation, financial assurance requirement, or indemnity or other agreement with any third party, relating to liability relating to any Environmental Law or the Release of any Hazardous Materials.

(h) There are no circumstances or conditions, including the presence of any aboveground or subsurface structures, involving or affecting the Company Group or, after acquisition of the Real Property and assignment of leases of the Real Property, any Real Property that could reasonably be expected to result in any claim, liability, investigation or cost of the Company Group relating to any Environmental Law, including any restriction on the ownership, use or transfer of or otherwise relating to the Real Property.

(i) The Company Group has made available to Parent correct and complete copies of all Permits, reports, studies, assessments, audits, records, sampling data, notices, correspondence, agreements and other information that it has in its care, custody or control relating both to (i) any Environmental Law or Hazardous Materials and (ii) the Company Group, any Company Predecessor, or any properties currently or formerly owned or operated by any of them.

4.31 Finders’ Fees. Except as set forth on Schedule 4.31, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, Merger Sub, Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.32 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.32, no member of the Company Group has any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.33 Directors and Officers. Schedule 4.33 sets forth a true, correct and complete list of all directors and executive officers of each member of the Company Group.

4.34 Anti-Corruption; Sanctions.

(a) The operations of each member of the Company Group are and have been conducted at all times in compliance with all applicable anti-bribery, anti-corruption and anti-money laundering Laws, in all applicable jurisdictions (foreign or domestic), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations under any of the foregoing Laws, (collectively, the “Anti-Corruption Laws”). Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company Group has, directly or indirectly, violated any, or been subject to actual or, to the Knowledge of the Company, pending or threatened Actions, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law or any Law related to terrorism financing.

(b) Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company Group has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of (A) unlawfully influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of their lawful duty; (C) securing any unlawful advantage; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in each case, in order to assist the Company, or, to the Knowledge of the Company, any employee, agent or representative of the Company in obtaining or retaining business for or with, or in directing business to, the Company or any other Person.

(c) Neither the Company Group nor any director or officer of the Company, nor, to the Knowledge of the Company, any employee, agent or representative of the Company, is a Person that is the subject of economic sanctions administered by OFAC (including the designation as a “Specially Designated National or Blocked Person” thereunder), Her Majesty’s Treasury, the European Union, the Bureau of Industry Security of the U.S. Department of Commerce, or any applicable sanctions measures under the U.S. International Emergency Economic Powers Act, the U.S. Trading with the Enemy Act, the U.S. Iran Sanctions Act, the U.S. Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, the U.S. Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. National Defense Authorization Act of 2012 or the U.S. National Defense Authorization Act of 2013, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the U.S. Department of the Treasury set forth under 31 CFR, Subtitle B, Chapter V, or any orders or licenses issued thereunder (collectively, “Sanctions”), nor, to the Knowledge of the Company, are any of the foregoing designated as a Specially Designated National or Blocked Person by OFAC. At no time has the Company Group been in violation of applicable Sanctions.

4.35 Insurance. All forms of insurance owned or held by and insuring the Company Group are set forth on Schedule 4.35, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. To the Company’s knowledge, there is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute as noncompliance with any such policy or constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. In the three (3) years preceding the date of this Agreement, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

4.36 Related Party Transactions. Except as set forth in Schedule 4.36, as contemplated by this Agreement or as provided in the Financial Statements, no Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group. None of the contracts listed in Schedule 4.36 was entered into on a basis other than on arm’s length.

4.37 Accredited Investors. To the Knowledge of the Company, each U.S. resident Company Securityholder is an “Accredited Investor”, as such term is defined under Rule 501(a) adopted by the SEC under the Securities Act.

4.38 Projections. Schedule 4.38 sets forth the five-year projections of the Company Group for the fiscal years ending as of December 31, 2021, 2022, 2023, 2024 and 2025 (the “Projections”). The Company believes that the Projections are reasonable and fairly present the financial forecast of the Company Group as of the dates thereof and the business operation forecast of the Company Group for the periods reflected therein. The Projections delivered to Purchaser were prepared in good faith using assumptions that the management of the Company Group believes to be reasonable and the Company is not aware of the existence of any circumstances that could reasonable be likely to have a Material Adverse Effect on its financial conditions or Business. The Company acknowledges that the Projections will be included in the Proxy Statement of Purchaser.

4.39 Full Disclosure. The Company is not aware of any facts pertaining to the Company Group or its Business which could have a Material Adverse Effect and which have not been disclosed in this Agreement or the Financial Statements or otherwise disclosed to the Purchaser by the Company Group in writing. No representation or warranty of the Company Group in this Agreement, nor any document, statement or certificate furnished or to be furnished by the Company Group pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.40 PIPE Investments. The Company has made available and delivered to the Purchaser prior to the Execution Date and will make available and deliver to Purchaser at all times thereafter, and prior to the Closing Date, true, correct and complete copies of all letters of indications of interest or letters of intent signed by the PIPE Investors concerning their participation in the PIPE Investment representing an aggregate amount of at least $30,000,000 of proposed investments in the PIPE Investment. Each letter of indication of interest or letter of intent shall (a) be in full force and effect without amendment or modification; (b) to the knowledge of Company, be the validly executed statement of each PIPE Investor; and (c) have not been withdrawn, terminated or rescinded in any respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER AND MERGER SUB

Except as disclosed in the (i) Purchaser SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than any risk factor disclosures or other similar cautionary or predictive statements therein), or (ii) the corresponding sections of the disclosure schedule delivered by the Purchaser to the Company (the “Purchaser Disclosure Schedule”), Purchaser and Merger Sub (the “Purchaser Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

5.1 Corporate Existence and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware. Merger Sub is a company duly organized and validly existing under the laws of the State of Delaware. Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger.

5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser Parties of this Agreement and the Additional Agreements and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and have been duly authorized by all necessary corporate action on the part of the Purchaser Parties. This Agreement has been duly executed and delivered by the Purchaser Parties and it constitutes, and upon its execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser Parties, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. This Agreement and the other Additional Agreements and the transactions contemplated thereunder have been duly approved by the Purchaser, in its capacity as sole shareholder of Merger Sub. The affirmative vote of holders of a majority of the outstanding shares of Purchaser Common Stock entitled to vote at the Purchaser Stockholder Meeting, assuming a quorum is present, to approve the adoption of the Merger and this Agreement is the only vote of any of Purchaser’s capital stock necessary in connection with the entry into this Agreement or any Additional Agreement by Purchaser and the consummation of the transactions contemplated hereby and thereby, including the Closing (the “Purchaser Stockholder Approval”).

5.3 Governmental Authorization. Assuming the accuracy of the representations and warranties set forth in Section 4.3, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4 Non-Contravention. The execution, delivery and performance by the Purchaser Parties of this Agreement does not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser Parties, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser Parties.

5.5 Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 4.31 (which are the responsibility of the Company) and Schedule 5.5 (which is the responsibility of the Purchaser), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Purchaser Merger Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable.

5.7 Capitalization.

(a) The authorized capital stock of Purchaser consists of 300,000,000 shares of Purchaser Common Stock par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share (“Purchaser Preferred Stock”) of which 7,187,500 shares of Purchaser Common Stock (inclusive of Purchaser Common Stock included in any outstanding Purchaser Units), and no shares of Purchaser Preferred Stock are issued and outstanding. In addition, (i) 8,137,500 Purchaser Warrants (inclusive of Purchaser Public Warrants included in any outstanding Purchaser Units and the Purchaser Private Warrants and warrants issued to the Company’s underwriter in its IPO) and (ii) Purchaser Rights to acquire an aggregate of 575,000 shares of Purchaser Common Stock are issued and outstanding. Except as set forth in Schedule 5.7 (a) of the Purchaser Disclosure Schedule and except for the PIPE Investment (consisting of the shares of Purchaser Common Stock issuable as part of the PIPE Investment, the PIPE Investor Warrants, and shares underlying the PIPE Investor Warrants), no other shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The Merger Sub is authorized to issue 10,000 shares with $0.00001 par value (“Merger Sub Common Stock”) of which 1,000 shares of Merger Sub Common Stock are issued and outstanding as of the date hereof. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law of the State of Delaware, the Merger Sub’s organizational documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s organizational documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any capital equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, including the SEC Statement or any Other Filings, or in any other Additional Purchaser SEC Documents, will, at the date of filing and/ or mailing, at the time of the Purchaser Stockholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents, the Additional Purchaser SEC Documents, the SEC Statement or any Other Filing).

5.9 Trust Fund. As of the date of this Agreement, Purchaser has at least $57,500,000 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Continental Stock Transfer & Trust Company (the “Trustee”) at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of November 21, 2019, between Purchaser and the Trustee (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect and/or that would entitle any Person (other than stockholders of Purchaser holding shares of Purchaser Common Stock sold in Purchaser’s IPO who shall have elected to redeem their shares of Purchaser Common Stock pursuant to the Certificate of Incorporation) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Purchaser’s organizational documents. Purchaser has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Purchaser, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account.

5.10 Listing. The Purchaser Units, Purchaser Common Stock, Rights and Purchaser Warrants are listed on the Nasdaq Stock Market, with trading symbols of GRNVU, GRNV, GRNVR and GRNVW, respectively.

5.11 Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Purchaser’s amended and restated certificate of incorporation and bylaws.

5.12 Purchaser SEC Documents and Financial Statements. Purchaser has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Purchaser with the SEC since Purchaser’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use commercially reasonable efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Purchaser SEC Documents”). Purchaser has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Purchaser’s Annual Reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) all proxy statements relating to Purchaser’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 5.12) filed by Purchaser with the SEC since Purchaser’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the (“Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or is revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any SEC Statement or Other Filing. As used in this Section 5.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

5.13 Certain Business Practices. Neither the Purchaser, nor any director, officer or employee of the Purchaser (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor any director, officer or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer or employee of the Purchaser) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.14 Anti-Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

5.15 Affiliate Transactions. Except as described in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, there are no transactions, agreements, arrangements or understandings between any of Purchaser or any of its subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Purchaser or any of its subsidiaries.

5.16 Litigation. Except as may be set forth in the Purchaser Disclosure Schedule, there is no (i) Action pending, or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries, or any of its or their assets or properties, or (ii) judgment, decree, injunction, rule or order of any Authority outstanding against Purchaser or any of its subsidiaries or any of its or their assets or properties. Neither Purchaser nor any of its subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Purchaser and its subsidiaries.

5.17 Expenses, Indebtedness and Other Liabilities. Except as set forth in the Purchaser Disclosure Schedule or the Purchaser SEC Documents, Purchaser does not have any Indebtedness or other liabilities.

5.18 Tax Matters.

(a) (i) The Purchaser has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action pending with respect to Taxes of the Purchaser; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser for which a Lien may be imposed on any of the Purchaser’s assets has been waived or extended, which waiver or extension is in effect; (v) the Purchaser has complied in all respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Purchaser; (viii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Purchaser has not paid any Tax or filed Tax Returns, asserting that the Purchaser is or may be subject to Tax in such jurisdiction, the Purchaser is not nor has it ever been subject to Tax in any country other than the respective countries of incorporation or formation of the Purchaser members by virtue of having a permanent establishment or other place of business in that country; (ix) there is no outstanding power of attorney from the Purchaser authorizing anyone to act on behalf of the Purchaser in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Purchaser; (x) the Purchaser is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (xi) the Purchaser is and has never been included in any consolidated, combined or unitary Tax Return; (xii) to the knowledge of the Purchaser, no issue has been raised by a Taxing Authority in any prior Action relating to the Purchaser with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Purchaser for any other period; and (xiv) the Purchaser has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Purchaser will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of the use of a method of accounting with respect to any transaction that occurred on or before the Closing Date.

(c) The unpaid Taxes of the Purchaser (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Purchaser in filing its Tax Return.

(d) The Purchaser has been in compliance, in all material respects, with all applicable transfer pricing laws and legal requirements. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Purchaser are arm’s-length prices for purposes of the relevant transfer pricing laws.

(e) The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) The Shareholders acknowledge that following the Closing, any FIRPTA Certificate or IRS Forms W-9 or applicable W-8 delivered to Purchaser pursuant to Section 10.2(m) will be retained by Purchaser, and will be made available to the Taxing Authorities upon request.

ARTICLE VI

COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of Business. Each member of the Company Group and the Purchaser covenants and agrees that:

(a) from the date hereof through the Closing Date, each party shall conduct business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions outside the ordinary course of business without the prior written consent of the other party, and shall use its reasonable best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, but except as is in connection with, or contemplated by the PIPE Investment, without the other party’s prior written consent (which shall not be unreasonably withheld), neither party shall, and the Company shall cause each of its Subsidiaries not to:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any material Contract or any other right or asset of the Company or Purchaser;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $100,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of $100,000 individually or $200,000 in the aggregate);

(v) sell, lease, license or otherwise dispose of any of its respective assets or assets covered by any Contract except pursuant to existing contracts or commitments disclosed herein;

(vi) [reserved];

(vii) except as consented to in writing by the Company or the Purchaser, as the case may be, pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any stockholder or shareholder or other equityholder (other than payment of salary, benefits, leases, commissions and other regular, necessary or contractually required similar payments in the ordinary course);

(viii) except as set forth on Schedule 6.1(a)(viii) or Schedule 4.11, or consented to in writing by the Company or the Purchaser as the case may be, obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s or the Purchaser’s existing lines of credit, or repay or satisfy any Indebtedness other than repayment of Indebtedness in accordance with the terms thereof;

(ix) except as consented to in writing by the Purchaser, suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(x) suffer any material damage, destruction or loss of property related to any of the Company Group’s or the Purchaser’s assets, not covered by insurance;

(xi) delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same;

(xii) except as set forth on Schedule 6.1(a)(xii) or Schedule 4.13 except as contemplated hereunder, merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii) permit any insurance policy protecting any of the Company Group’s or the Purchaser’s assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $150,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on such party;

(xvi) make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvii) change the place of business or jurisdiction of organization;

(xviii) other than (a) in connection with the exchange of Company Capital Stock into shares of common stock of the Purchaser to effectuate the Merger, or (b) agreed upon in writing by Purchaser, issue, redeem or repurchase any Company Capital Stock or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities or rights (other than as otherwise contemplated herein);

(xix) make or change any material Tax election or change any annual Tax accounting periods;

(xx) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xxi) agree to do any of the foregoing.

Notwithstanding the foregoing provisions of this Section 6.1(a), and in particular, subparagraphs (viii) and (xviii), the Company shall be permitted (a) to incur any loan or other Indebtedness or (b) to issue any shares of capital stock or other securities exchangeable for or convertible into any shares of capital stock of the Company, provided that (i) the Company provides prior written notice of the terms and conditions of such financing to the Purchaser; and (ii) the aggregate amount of all such financing transactions does not exceed $6,000,000. The Company shall not engage in the transactions found in either (a) or (b) of this paragraph after it has raised and/or borrowed an aggregate of $6,000,000, until it has received the prior written consent of the Purchaser, which shall not be unreasonably withheld.

(b) Neither any member of the Company Group nor the Purchaser shall knowingly and intentionally (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(c) From the date hereof through the Closing Date, the Company Group shall not, and shall use reasonable best efforts to cause each of their respective officers, directors, Affiliates, managers, consultant, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction or (iii) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group (other than the transactions contemplated by this Agreement): (y) any merger, consolidation, share exchange, business combination or other similar transaction, or (z) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory in the ordinary course of business) or any class or series of the capital stock or other equity interests of the Company Group in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or any of its respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of any Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2 Access to Information. From the date hereof until and including the Closing Date, the Company, each member of the Company Group and the Purchaser shall each, to the best of its ability, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and each member of the Company Group. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.3 Notices of Certain Events. Each of the Purchaser and the Company shall, and the Company shall cause each Subsidiary of the Company to, promptly notify the other party of:

(a) any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or the Purchaser, post-Closing) to any such Person or create any Lien on any Company Capital Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, relating to or involving or otherwise affecting either party or any of their stockholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Change; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in Article X not to be satisfied.

6.4 Annual and Interim Financial Statements. In addition to the agreement of the Company Group to deliver audited financial statements for the two (2) years ending December 31, 2019 and December 31, 2020 as set forth in Section 7.9, from the date hereof through the Closing Date, within forty-five (45) calendar days following the end of each three-month quarterly period (excluding the fourth fiscal quarter), the Company shall deliver to Purchaser an unaudited consolidated summary of the Company Group’s earnings and an unaudited consolidated balance sheet for the period from the Balance Sheet Date through the end of such quarterly period and the applicable comparative period in the preceding fiscal year. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company Group that the Company’s certified independent accountants may issue. In addition, if the parties mutually agree that a proposed acquisition of any acquisition target company by the Company is a “significant acquisition” under SEC Rule S-X or, if required by the SEC to be filed in the Proxy Statement (defined in Section 6.5 hereof) for the Purchaser Stockholder Meeting (as defined in Section 6.5 hereof), then the Company shall provide, or cause to be provided, no later than April 15, 2021, any financial statements (audited or unaudited, as the case may be) of any acquisition target company, including such target entities specified in Section 4.13 of the Helbiz Disclosure Schedule, in compliance with the requirements of U.S. generally accepted accounting principles (“U.S. GAAP”) with respect to the last two fiscal years of such acquisition target company (“Acquisition Target Company Audited Financials”).

6.5 SEC Filings.

(a) The Company acknowledges that:

(i) the Purchaser’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Purchaser must call a special meeting of its stockholders (the “Purchaser Stockholder Meeting”) requiring Purchaser to prepare and file with the SEC a proxy statement and proxy card and such other information in accordance with SEC rules and regulations, and amend such materials and information from time to time (collectively such information and materials being referred to as the “Proxy Statement”);

(ii) the Purchaser will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) the Purchaser will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) Purchaser shall call and hold the Purchaser Stockholder Meeting as promptly as practicable after the date of this Agreement for the purpose of seeking the Purchaser Stockholder Approval, and Purchaser shall use reasonable best efforts to hold the Purchaser Stockholder Meeting as soon as practicable after the date of this Agreement and Purchaser shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Purchaser shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Merger and this Agreement and shall take all other action reasonably necessary or advisable to secure the Purchaser Stockholder Approval. The Company acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Purchaser with such information as shall be reasonably requested by Purchaser or as required under SEC rules and regulation for inclusion in or attachment to the Proxy Statement, and that such information is and shall be accurate in all material respects and complies or will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall make, and cause each Subsidiary to make, their managers, directors, officers and employees available to Purchaser and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

6.6 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Purchaser holding Purchaser Units or Purchaser Common Stock who shall have validly redeemed their Purchaser Units or Purchaser Common Stock upon acceptance by the Purchaser of such Purchaser Units or Purchaser Common Stock (the “Purchaser Redemption Amount”), (ii) the expenses to the third parties to which they are owed, and (iii) the remaining monies in the Trust Account to Purchaser.

6.7 Obligations of Merger Sub. Purchaser shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

6.8 Purchaser’s Approval of Stock Based Plan. In connection with the filing of the Purchaser’s Proxy Statement, the Purchaser shall also solicit and obtain from its stockholders’ approval of an employee stock-based incentive plan in form and substance acceptable to the Company and Purchaser (the “Purchaser Equity Plan”), which plan shall, among other things, reserve an aggregate of not more than 12.5% of the shares of Purchaser’s Common Stock on a fully-diluted basis immediately after the Closing.

6.9 Purchaser’s Obligation to Extend. In the event that the Company fails to deliver the 2019 Financial Statements or 2020 Financial Statements by the deadline of March 15, 2021 in compliance with Section 7.9 below, the Purchaser shall take all necessary actions to extend the date by which the Purchaser is required to complete a business combination from May 21, 2021 to such date that Parties reasonably determine for the purpose of allowing the Parties to consummate the Merger, provided that the Company shall bear and pay all reasonable costs and expenses related to such extension.

ARTICLE VII

COVENANTS OF THE COMPANY AND SHAREHOLDERS’ REPRESENTATIVE

The Company and Shareholders’ Representative covenant and agree that:

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall on behalf of the Company Group duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Commercially Reasonable Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent set forth on Schedule 7.2 and Governmental Approval as promptly as practicable hereafter.

7.3 Termination of Existing Employment Agreements. Effective as of the Closing Date, the Company shall (i) cause the termination of all employment agreements between any member of the Company Group and any employee, and (ii) enter into the Employment Agreement with each of the individuals set forth in Schedule 7.3, in form and substance acceptable to Purchaser.

7.4 Lockup. Each Company Securityholder holding or beneficially owning 75,000 or more Company Shares (or other Company Securities representing the right to acquire 75,000 or more Company Shares; but excluding PIPE Investors) (“Lockup Shareholders”) shall, and the Company shall cause the Shareholders’ Representative to enter into the Lockup Agreement prior to the Closing. Mr. Salvatore Palella shall be the Shareholders’ Representative. The Shareholders’ Representative, for and on behalf of the Shareholders of the Company, hereby irrevocably agrees that following the Closing of the Merger and (i) with respect to Salvatore Pallela until the first anniversary of the Closing of the Merger, and (ii) for all other Lockup Shareholders, until the six-month anniversary of the Closing of the Merger (each as applicable, the “Lockup Period End Date”), none of Salvatore Palella or the other Lockup Shareholders, as the case may be, shall, directly or indirectly:

(a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future of), other than a transfer solely for estate planning purposes and provided any such transferee agrees to the provisions herein, any shares of the Purchaser’s Common Stock, or any other securities of the Purchaser convertible into or exercisable or exchangeable for any shares of such Purchaser Common Stock which are owned as of the Closing Date (collectively, the “Lockup Shares”);

(b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Lockup Shares, whether any such transaction is to be settled by delivery of the Lockup Shares or other securities, in cash or otherwise;

(c) make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lockup Shares or any other securities of the Purchaser; or

(d) [reserved].

7.5 Non-compete and Non-Solicitation Agreement. The Company shall cause Salvatore Palella to enter into a non-compete and non-solicitation agreement substantially in the form of Exhibit E (or include within any employment agreement with such person) annexed hereto for a period of three (3) years after the Closing in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Purchaser. Further, the Company shall cause each of the other persons whose names appear on Schedule 7.5 hereto to enter into a non-compete and non-solicitation agreement substantially in the form of Exhibit E (or include within any employment agreement with such persons) annexed hereto for a period of three (3) years after the Closing in return for the consideration being delivered hereunder, and otherwise in form and substance acceptable to Purchaser; except that such agreement with Giulio Profumo shall be for a period of twenty-four (24) months

7.6 Waiver of Claim against Trust Account. Reference is made to the final Prospectus dated as of November 18, 2019 (“IPO Prospectus”) of the Purchaser as filed with the Securities and Exchange Commission following completion of its IPO. Each of the Company, Company Subsidiary, Company Principal Shareholders and Shareholder Representative on behalf of itself and the Company Securityholders represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”). The Company, each member of the Company Group and Shareholders’ Representative on behalf of each Company Securityholder agree that none of them has any right, title, interest or claim of any kind (“Claim”) in or to any monies in the Trust Account established by the Continental Stock Transfer and Trust Company to hold funds from the IPO of the Purchaser as described in the IPO Prospectus. Each of the Company, each member of the Company Group, the Company Principal Shareholders, and Shareholders’ Representative on behalf of all Company Securityholders hereby waives any Claim it may have at any time as a result of or arising out of any negotiation, contract or agreement with the Purchaser and shall not seek recourse against the Trust Account for any reason whatsoever. Each of the Company, Company Subsidiary, Company Principal Shareholders and Shareholder Representative on behalf of itself and the Company Securityholders hereby irrevocably waives any and all claims that any such person or any of its affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its representatives and will not seek recourse against the Trust Account (including any Public Stockholder distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, each Company Subsidiary, the Company Principal Shareholders and Shareholder Representative on behalf of itself and the Company Securityholders each agree and acknowledges that such irrevocable waiver contained in this Section 7.6 is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company, each Company Subsidiary, the Company Principal Shareholders and Shareholder Representative on behalf of itself and the Company Securityholders further intends and understands such waiver to be valid, binding and enforceable against such persons and each of their respective Affiliates under applicable Law. This Section 7.6 shall survive termination of this Agreement for any reason.

7.7 No Trading. Each of the Company and Shareholders’ Representative acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and Shareholders’ Representative hereby agrees that, while it is in possession of such material nonpublic information of the Purchaser, it shall not purchase or sell any securities of the Purchaser in violation of such Laws, communicate such information to any third party without the consent of the Purchaser, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.8 [Reserved.]

7.9 Financial Statements. Prior to the Purchaser’s filing of any preliminary Proxy Statement with the SEC, the Company shall provide to the Purchaser correct and complete copies of the audited consolidated financial statements of the Company Group for each of the fiscal year ended December 31, 2019 (the “2019 Financial Statements”) and the fiscal year ended December 31, 2020 (the “2020 Financial Statements”). The 2019 Financial Statements and 2020 Financial Statements shall consist of (i) the audited consolidated balance sheets as of December 31, 2019 and December 31, 2020, (ii) the audited consolidated income statements for the twelve (12) month periods ended on December 31, 2019 and December 31, 2020, (iii) the audited consolidated cash flow statements for the twelve (12) month periods ended on December 31, 2019 and December 31, 2020, (iv) the audited consolidated stockholders’ equity statements, and (v) all notes to such financial statements as required in accordance with U.S. GAAP. Such 2019 Financial Statements and 2020 Financial Statements shall be materially true, complete and correct, and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein and for both periods shall include the report of the Company’s registered public accounting firm, which firm shall be registered and in good-standing with the U.S. Public Company Accounting Oversight Board. The Company shall deliver the 2019 Financial Statements and the 2020 Financial Statements to the Purchaser no later than March 15, 2021. In addition, if the parties mutually agree that a proposed acquisition of any acquisition target company by the Company is a “significant acquisition” under SEC Rule S-X or, if required by the SEC to be filed in the Proxy Statement (defined in Section 6.5 hereof) for the Purchaser Stockholder Meeting (as defined in Section 6.5 hereof), then the Company shall provide, or cause to be provided, no later than April 15, 2021, any financial statements (audited or unaudited, as the case may be) of any acquisition target company, including such target entities specified in Section 4.13 of the Helbiz Disclosure Schedule, in compliance with the requirements of U.S. generally accepted accounting principles (“U.S. GAAP”) with respect to the last two fiscal years of such acquisition target company (“Acquisition Target Company Audited Financials”).

7.10 Accredited Investor Questionnaires. Prior to the Closing, the Company shall provide to the Purchaser questionnaires, in a form acceptable to Purchaser, completed and executed by each Company Securityholder, pursuant to which each such Company Securityholder certifies, to Purchaser’s reasonable satisfaction, that such Company Securityholder is an Accredited Investor.

7.11 Composition of Board Committees. The Company Group shall, or shall cause each of the persons who it appoints to serve on the Board of Directors of Purchaser upon the Closing, to agree that the composition of the Audit Committee and Compensation Committee of the Purchaser shall include at least one independent director who is appointed to the Board of Directors by Purchaser prior to the Effective Time.

ARTICLE VIII

COVENANTS OF ALL PARTIES HERETO

The Parties hereto covenant and agree that:

8.1 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each party (other than the Shareholders’ Representative) shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time, and (ii) avoid an Action or proceeding by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties hereto (other than the Shareholders’ Representative) shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Without limiting the generality of Section 8.1(a), each party hereto (other than the Shareholders’ Representative) agrees to, and shall cause its respective Affiliates to, make as promptly as practicable any filings or notifications required to be made by it under any other applicable antitrust, competition, or trade regulation Law and to supply as promptly as practicable to the appropriate Authority any additional information and documentary material that may be requested by such Authority pursuant to the applicable antitrust, competition, or trade regulation Law.

(c) Subject to applicable Law, each of the Company and Purchaser agrees to (i) cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

8.2 Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the following agreements (“SPAC Agreements”) (i) Investment Management Trust Agreement, dated November 18, 2019, by and between the Purchaser and Continental Stock Transfer & Trust Company; (ii) the Rights Agreement as of November 18, 2019 between Purchaser and Continental Stock Transfer & Trust Company; and (iii) the Warrant Agreement is made as of November 18, 2019 between Purchaser and Continental Stock Transfer & Trust Company.

8.3 Cooperation with Purchaser to Prepare and File Proxy Statement.

(a) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that as soon as reasonably practicable, after receiving all necessary information relating to the Company Group members from the Company for inclusion in the Proxy Statement, the Purchaser shall prepare and file with the SEC the Proxy Statement, or such other form, statement, or report as may be required under the United States federal securities laws (such Proxy Statement, or such other report or form, whether in preliminary or definitive form, and any amendments or supplements thereto, the “Proxy Statement”) for the purpose of seeking the Purchaser Stockholder Approval. Each party shall use its reasonable best efforts to prepare the Proxy Statement (including any and all financial statements and financial information) and thereafter resolve all SEC comments on the Proxy Statement as promptly as practicable after such filing, and Purchaser and the Company shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified, or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of Purchaser Merger Shares pursuant to the terms of this Agreement. Each of Purchaser and the Company members shall furnish all information as may be reasonably requested by the other parties in connection with any such action and the preparation, filing and distribution of the Proxy Statement and any Other Filing. As promptly as practicable after all SEC comments on the Proxy Statement shall have been resolved, Purchaser shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as of the record date for the Purchaser Stockholder Meeting.

(b) The Company shall, and the Company shall cause each member of the Company Group and each Person whom intends to serve as a director of the Purchaser or member of executive management of Purchaser following Closing to provide Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statements (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Company Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement or any Other Filing. Subject to the Company’s review and approval of any Proxy Statement including Company Information and the consent of the Company’s auditor to the inclusion of the Required Company Financial Statements in any Proxy Statement (in each case, such approval or consent not to be unreasonably withheld, conditioned or delayed), the Company acknowledges and agrees that Company Information (including the Company Group Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, each of Purchaser and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with the other parties and their respective employees, counsel, financial advisors, auditors and other authorized representatives as relevant if required to achieve the foregoing. No filing of, or amendment or supplement to, the Proxy Statement or any Other Filing will be made (in each case including documents incorporated by reference therein) by either Purchaser or the Company without providing the other with a reasonable opportunity to review and comment thereon. Notwithstanding the foregoing, neither the Company nor the Purchaser will file any Proxy Statement or Other Filings without the other party’s approval (such approval not to be unreasonably withheld, conditioned or delayed). Purchaser and the Company will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or Other Filings, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and each party will promptly provide the other with copies of any written communication between it or any of its representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement or the Merger. Purchaser and the Company shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement or Other Filings as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, each of Purchaser and the Company shall cooperate with each other in the preparation of each of Proxy Statement and Other Filing and each of Purchaser and the Company shall furnish the other with all information concerning it and its Affiliates as the requesting party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement or Other Filings, as applicable. Purchaser and the Company shall notify each other promptly of the time when the Proxy Statement shall be declared definitive, of the issuance of any stop order or suspension of the qualification of the Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, Other Filings or for additional information.

(c) The Company and each member of the Company Group covenants that as of the date of the filing of any Proxy Statement with the SEC or Other Filing, none of the Company Information, Company Group Financial Statements or other financial information supplied by the Company in connection with the Proxy Statement or Other Filing shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

(d) If at any time prior to the Effective Time any information relating to Purchaser or the Company or any of their respective Affiliates, directors, officers or stockholders, should be discovered by Purchaser or the Company which should be set forth in an amendment or supplement to either the Proxy Statement or Other Filings, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Purchaser’s stockholders.

8.4 Confidentiality. Except as necessary to complete the Proxy Statement or any other Proxy Statements or Other Filings, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, to the extent legally permissible, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement and any other SEC Statements and Other Filings. Notwithstanding anything in this Agreement to the contrary, following the Closing, the Shareholders’ Representative shall be permitted to disclose information as required by Law or to employees, advisors, agents or consultants of the Shareholders’ Representative and to the Company Securityholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

8.5 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company and the Purchaser as provided in their respective organizational documents or in any indemnification agreements shall survive the applicable Merger and shall continue in full force and effect in accordance with their terms.

(b) Prior to the Closing Date, the Company and Purchaser shall purchase and fully pay the premium for a directors and officers tail liability insurance policy, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or the Purchaser for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a seven (7) year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Purchaser’s and the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of seven years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Purchaser and the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. After the Effective Time, Company shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no party shall have any other obligation to purchase or pay for any insurance hereunder. The Certificate of Incorporation and By-Laws of the Surviving Corporation shall at all times provide that the surviving corporation shall indemnify the directors and officers of the Company and the Purchaser to the maximum extent provided by law.

(e) If the Company or Purchaser or any of their respective legal successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Company or Purchaser shall assume all of the obligations set forth in this Section 8.5. The provisions of this Section 8.5 are intended to be for the benefit of, and from and after the Closing shall be enforceable by, each Person who is an intended third-party beneficiary of this Section 8.5. The rights of such Persons under this Section 8.5 shall be in addition to any rights such Persons may have under the organizational documents of the Company or Purchaser, as case may be, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Purchaser or Company for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 8.5 is not prior to or in substitution of any such claims under such policies).

8.6 Execution of Employment Agreements with Senior Management. Prior to the filing of any Proxy Statement by the Purchaser, the Company will identify members of the senior management team and will execute an offer letter or other employment related agreement with each such senior management member as set forth on Schedule 8.6, in such form and terms as agreed upon by the Company, such persons and Purchaser.

8.7 Repayment of Purchaser Indebtedness and other Liabilities. Except as agreed upon by Purchaser in writing, prior to or concurrent with the Closing, and subject to the adjustment in the number of Purchaser Merger Shares provided in Section 3.1(a), Purchaser shall repay and extinguish all expenses, Indebtedness and other liabilities without any further Liability to the Company or Purchaser, and shall deliver, at least five (5) Business Days prior to the Closing Date, executed waivers, payoff letters or final invoices, as applicable, from each vendor, lender, creditor, noteholder or other counterparty to which such expenses, Indebtedness or other liabilities.

8.8 Certain Tax Matters. Purchaser and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither Purchaser nor the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Purchaser and the Company intend to report and, except to the extent otherwise required by a change in Law, shall report, for U.S. federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, unless otherwise required by applicable Law.

8.9 Purchaser Equity Incentive Plan. Prior to the Closing, the Board of Directors of Purchaser shall approve and Purchaser’s stockholders shall approve as part of the Purchaser’s Proxy Statement the Purchaser Equity Incentive Plan in form and substance acceptable to the Company and which would include (a) a reserve for a number of shares available for issuance under the Purchaser Equity Incentive Plan equal to no more than 12.5% of the total number of shares of Purchaser Common Stock on a fully-diluted basis anticipated to be issued and outstanding following the Closing Date; and (b) such other terms are customary for a company whose securities are traded on the Nasdaq Stock Market and (c) otherwise in form and substance acceptable to the Company and the Purchaser. On or prior to the Closing Date, the Purchaser shall be permitted to issue pursuant to the Purchaser Equity Incentive Plan 30,000 shares of Purchaser Common Stock to Lee Stern in consideration for his services on the Board of Directors of the Purchaser, in addition to any other compensation to which he may be entitled as a member of the Board of Directors from and after the Effective Time.

8.10 Retention of Proxy Solicitation Agent. The Parties shall use their reasonable efforts to retain a proxy solicitation agent mutually acceptable to the Parties, within ten (10) Business Days of execution of this Agreement to assist the Parties with preparing the Proxy Statement and soliciting Purchaser’s stockholders to obtain the affirmative vote of the Purchaser’s stockholders in favor of the Merger, and such other matters as may be determined by the Parties.

8.11 Post-Closing Covenant Regarding Release of Shares from Lock-Up Agreements. The Company and the Shareholder Representative on behalf of the Company Securityholders each covenant and agree that they shall not request that, and shall not allow the Board of Directors’ representatives serving on the Board of Directors of Purchaser, any Purchaser Merger Shares be released from any lockup prior to expiration of the Lockup Up Period End Date.

8.12 PIPE Investment. Prior to the Closing, and assuming that no termination of this Agreement has occurred in accordance with its terms, the Company shall use its best efforts to cooperate in connection with the arrangement and closing of the PIPE Investment as may be requested by Purchaser, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice; (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the PIPE Investment, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the PIPE Investment (which shall not include pro forma financial information); (iii) providing financial statements and such other financial information regarding the Company, that is readily available or within its possession and as is reasonably requested in connection with the PIPE Investment; (iv) taking or appointing a representative of the Company to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by the Purchaser to permit the consummation of the PIPE Investment and the issuance of the securities in PIPE Investment immediately following the Closing; (v) assisting Purchaser to satisfy the conditions set forth in any document executed in connection with the PIPE Investment; and (vi) otherwise using its best efforts to cooperate with Purchaser in its efforts to consummate the PIPE Investment.

8.13 Subscription Agreements. No later than March 1, 2021, the Company shall cause the PIPE Investors to execute and deliver to the Purchaser binding and enforceable Subscription Agreements on terms acceptable to Purchaser evidencing each such PIPE Investor’s participation in the PIPE Investment, such that at least $30,000,000 of investment capital is committed to the PIPE Investment. Each Subscription Agreement (i) shall be in full force and effect and not be withdrawn or terminated, or otherwise amended or modified, in any respect; (ii) shall be a legal, valid and binding obligation of each PIPE Investor, and none of the execution, delivery or performance of obligations under such Subscription Agreement by each PIPE Investor, shall violate any Laws; and (iii) shall contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Purchaser the applicable portion of the PIPE Investment amount set forth in the Subscription Agreements on the terms therein. The Company shall use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including assisting the Purchaser in maintaining in effect the Subscription Agreements and using its best efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to it or the Purchaser in the Subscription Agreements and otherwise comply with its obligations thereunder; (b) in the event that all conditions in the Subscription Agreements (other than conditions that Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, assisting the Purchaser in consummating the transactions contemplated by the Subscription Agreements at or prior to Closing; (c) assisting the Purchaser in enforcing its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Purchaser or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing; and (d) using its best efforts to ensure that the requisite amount of funds are committed under the Subscription Agreements for the PIPE Investment.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction, or the waiver at the discretion of both Purchaser and Company, of all of the following further conditions:

(a) No provisions of any applicable Law, and no Order shall restrain or prohibit, or impose any condition on, the Closing;

(b) The Merger shall have been completed and the Certificate of Merger evidencing the merger of Merger Sub with and into the Company shall have been received from the Delaware Secretary of State;

(c) The required stock exchange and regulatory review (including SEC and Nasdaq) has been completed, and all governmental approvals required for the Merger shall have been obtained and the Purchaser’s Units, Purchaser’s Common Stock (including the Purchaser Merger Shares) and Purchaser’s Warrants shall continue to be listed for trading on Nasdaq;

(d) There shall not be any Action brought, commenced or threatened by any governmental Authority or other Person to enjoin, challenge, interfere with or otherwise restrict the consummation of the Closing;

(e) Each of the Purchaser Stockholder Approval for (i) the Merger and (ii) the adoption of the Purchaser Equity Plan, with a reserve of up to twelve point five (12.5%) percent of the Purchaser’s issued and outstanding common stock, on a fully-diluted basis, immediately after the Closing, shall have been obtained;

(f) Prior to or at the Closing, before consummation of the PIPE Investment after distribution of the Trust Account pursuant to Section 6.6, deducting all amounts to be paid pursuant to the Purchaser Share Redemption, Purchaser shall have unrestricted cash on hand equal to or in excess of $15,000,000 before payment or deduction of any costs and expenses incurred with respect to the transactions contemplated by this Agreement;

(g) Each of the directors and officers of Purchaser, other than Jonathan Intrater shall provide their resignations as officers and directors of Purchaser, effective at Closing, and the proposed new directors of the Purchaser shall have been appointed.

9.2 Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) All of the representations and warranties of the Company Group contained in this Agreement and in any certificate delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall: (i) be true and correct at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true and correct as of the Closing Date, except in the case of (i), (ii) and (iii) for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect; and further, for the purpose of determining the truth, accuracy and completeness of the representations and warranties of the Company Group as of both the date of this Agreement and the Closing Date, the terms Financial Statements, Balance Sheet, and Balance Sheet Date, as each are defined in Section 4.11(a), shall be amended to include the audited consolidated financial statements of the Company Group for the fiscal year ended December 31, 2020 and each fiscal year in the two-year period ending on such date, and the audited consolidated balance sheet of the Company Group as of such date

(c) There shall have been no continuing event, change or occurrence which individually or together with any other event, change or occurrence, would reasonably be expected to have a Material Adverse Effect upon the Company Group.

(d) [Reserved]

(e) Purchaser shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 9.2 (the “Company Certificate”).

(f) Purchaser shall have received the Financial Statements and the Projections.

(g) Purchaser shall have received (i) a copy of the Charter Documents of the Company certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Shareholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) a certificate of the Secretary of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a good standing certificate for each of the Company and its Subsidiaries certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the jurisdiction of organization of each of the Company and its Subsidiaries.

(h) Each of the Registration Rights Agreement, Lock-up Agreement, Non-Compete Agreements, and Escrow Agreement shall have been duly executed and delivered by each party thereto other than Purchaser.

(i) The Company shall have delivered to the Purchaser executed (i) payoff letters for all Indebtedness, expenses and other liabilities of the Company and each of its Subsidiaries that remain unpaid as of immediately prior to the Closing and (ii) any required consents to the transactions contemplated hereunder under any Material Contracts, Leases or Permits.

(j) The Company shall have entered into the Employment Agreement with each of individuals set forth on Schedule 8.6.

(k) Each of the Persons set forth in Schedule 9.2(k) shall have entered into a non-competition and non-solicitation agreement for a period of three (3) years after the Closing in return for the consideration being delivered hereunder.

(l) The Purchaser shall have received all certificates, if certificated (or lost stock affidavits) representing Company Securities held by Company Securityholders.

(m) The Purchaser shall have received an opinion of counsel to the Company Group with respect to the matters describe on Exhibit F annexed hereto.

(n) The Purchaser shall receive written evidence of the termination of the existing employment, severance, or similar compensation agreements between the Company Group and the individuals referenced on Schedule 4.24.

(o) The composition of the Audit Committee and Compensation Committee of the Board of Directors of Purchaser after the Closing shall include at least one independent director designated by the Purchaser (prior to the Effective Time).

(p) The PIPE Investment shall be consummated pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(q) The Company shall have available capital in an amount sufficient for the purposes of paying Company Indebtedness and to provide for sufficient working capital based upon the pro forma financial statements to be filed with the Proxy Statement.

(r) The Purchaser shall receive any and all FIRPTA certifications from the Company Securityholders as may be necessary or required under Law.

(s) The Purchaser shall receive from the Company written evidence of: (i) release of any and all Liens with respect to any shares of capital stock of the Company and each member of the Company Group; (ii) conversion of all outstanding shares of the Company’s Series A Preferred Stock and Series B Preferred Stock and Company Notes; (iii) all of the outstanding options, warrants and all other securities of the Company that are convertible into or which may be exercised or exchange for capital stock of the Company shall have been converted, exercised or exchanged for capital stock of the Company or cancelled prior to the completion of the Merger; (iv) the termination of all stockholder agreements, voting agreements, rights of first refusal, put or similar rights, pledge agreements, operating agreements, rights to acquire capital stock of the Company, and similar contracts or agreements between any stockholders of the Company or any pre-closing member or stockholder of any Subsidiary; (v) termination of any broker’s or finders’ fees agreements binding upon the Company or any member of the Company Group; (vi) termination of any and all agreements related to profit sharing with respect to any member of the Company Group; and (vii) the termination of the additional agreements specified on Schedule 9.2(s)(vii).

(t) [Reserved]

(u) The Purchaser shall have received completed and executed Accredited Investor Questionnaires, as contemplated in Section 7.10, of all the Company Securityholders in a form reasonably satisfactory to Purchaser.

(v) (i) The Company shall have delivered to Purchaser fully-executed copies of all material software or intellectual property license agreements, pursuant to which the Company Group has been granted licenses to use industry-standard software necessary for the commercialization and operation of its Business in the U.S. market.

(ii) The Company shall have delivered to Purchaser fully-executed copies of Confidential Information and Invention Assignment Agreements, in a form reasonably acceptable to Purchaser, for each employee of the Company Group as of the Closing Date.

(iii) The Company shall have delivered to Purchaser evidence, in a form reasonably acceptable to Purchaser, that the Company Group (a) has filed U.S. federal trademark applications for all trademarks in use by Company Group for the operation of its Business and (b) has title or registration to all domain name registrations (if any) that are used (or held for use) by or for the Company Group or that relate to the Business.

(iv) The Company shall have delivered to Purchaser, in a form reasonably acceptable to Purchaser, the results of a “patent freedom to operate” analysis evaluating the risks of infringement of third-party Intellectual Property Rights by the Company and its planned product offerings as of the Execution Date.

(v) The Company shall have delivered to Purchaser evidence in a form reasonably acceptable to Purchaser that: (A) (1) all Patents exclusively licensed to the Company were, as of the earlier of (x) the date of first use or practice by the Company of any such Patents; and (y) the effective date of any such license agreement, solely and exclusively owned by the licensor of such Patent rights and (2) no other Person owns or is licensed or authorized to use any of such licensed Patents in the field of vehicle design, vehicle manufacturing, vehicle marketing, vehicle sales, vehicle offers for sale, vehicle importation, vehicle distribution, or vehicle commercialization in the United States of America (including all territories and possessions); and (B) (1) the Intellectual Property Rights exclusively licensed to the Company includes all Intellectual Property Rights that such licensor owns or has rights under (in the United States of America) as of the earlier of (x) the date of first use or practice by the Company of any such Intellectual Property Rights; and (y) the effective date of such license agreement and used (or held for use) in or related to electric urban utility or commercial vehicles (collectively, “Licensed Products”) or the design, manufacture, development, marketing, sale, offering for sell, or commercialization thereof and (2) no other Person owns or is licensed or is authorized to use any of such licensed Intellectual Property Rights in connection with the Licensed Products in the United States of America.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) (i) The Purchaser and Merger Sub shall each have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement, and in any certificate or other writing delivered by the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all respects at and as of the Closing Date, as if made at and as of such date, except for any inaccuracies in such representations and warranties which would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Purchaser or on Purchaser’s ability to consummate the transactions contemplated by this Agreement and the Additional Agreements, and (iii) the Company shall have received a certificate signed by an authorized officer of the Purchaser to the foregoing effect.

(b) Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

9.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of such Party or any of its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification of Purchaser. From and after the Closing, the Escrow Participant hereby agrees to indemnify and hold harmless Purchaser against and in respect of any actual and direct out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by Purchaser as a result of: (a) any breach or inaccuracy of any of the representations, warranties set forth in Article IV (as modified by the Company’s Disclosure Schedules) or in the Company Certificate, in each case as of the Closing Date, and (b) any breach or nonfulfillment of any covenants of the Company contained in this Agreement to be performed prior to the Closing Date; provided, however, any breach related to Section 4.38 (Projections) shall be limited to a claim based upon fraud, an untrue statement of material information, or omission of material information or the lack of good faith in the preparation of such Projections; and (c) any Losses resulting from the matters described on Schedule 10.1(c). Notwithstanding anything in this Agreement to the contrary, the maximum liability of the Escrow Participant under this Agreement, including this Article X, or otherwise in connection with the transactions contemplated by this Agreement shall in no event exceed an amount equal to: (i) the Escrow Share Value, multiplied by (ii) the Escrow Shares (the “Indemnifiable Loss Limit”). Further, the Purchaser shall not be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to Purchaser equals at least $200,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the Purchaser shall be entitled to indemnification for any Losses above the Basket per Loss. Except for Losses resulting from the matters described on Schedule 10.1(c), the Escrow Participant shall have no liability or obligation to indemnify any Purchaser or any other Indemnified Party under this Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to Purchaser or any of its representatives or disclosed in the information set out in any Schedule to this Agreement. For Losses resulting from the matters described on Schedule 10.1(c), the Escrow Participant agrees to indemnify and hold harmless the Purchaser against, from and in respect of any and all such Losses, whether or not a breach of a representation, warranty, covenant or agreement in this Agreement or any of the Additional Agreements to which it is a party.

10.2 Procedure. The following shall apply with respect to all claims by the Purchaser (an “Indemnified Party”) for indemnification pursuant to this Article X:

(a) An Indemnified Party shall give the Shareholders’ Representative prompt notice (an “Indemnification Notice”) of any third-party action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Sections 10.1 or 10.2, except to the extent such failure prejudices the ability of the Escrow Participant (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b) In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Escrow Participant, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Shareholders’ Representative, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within twenty (20) Business Days thereafter), shall notify such Indemnified Party in writing of the intention of the Shareholders’ Representative to assume the defense thereof.

(c) If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim the Indemnified Party shall have the right to employ one separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised in writing by its counsel that there is a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable documented out-of-pocket fees and expenses of one separate counsel of the Indemnified Party shall be borne by the Indemnifying Parties subject to the limitations set forth in this Article X.

(d) If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 10.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from the defense of such Third-Party Claim, or unless a judgment is entered against the Indemnified Party for such liability by an Authority of competent jurisdiction. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense subject to the limitations set forth in this Article X. In the event the Indemnified Party retains control of the Third-Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e) If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third-Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other actions (known or unknown) arising or which might arise out of the same facts.

(f) Following the Closing, the disinterested members of the board of directors of the Purchaser shall have the authority to institute and prosecute any claims for indemnification hereunder in good faith on behalf of the Purchaser to enforce the terms of this Agreement.

10.3 Escrow of Escrow Shares by Escrow Participant. The Company hereby authorizes the Purchaser to deliver the Indemnification Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Indemnification Escrow Agreement. For purposes of this Article X, the Indemnification Escrow Shares are valued at $10.00 per share (the “Escrow Share Value”).

(a) Indemnification Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). The Escrow Participant shall be entitled to vote such Escrow Participant’s Indemnification Escrow Shares on any matters to come before the shareholders of the Purchaser. It is intended that for U.S. federal income tax purposes that while the Indemnification Escrow Shares are held by the Escrow Agent, the Escrow Participant shall be treated as the owner of the Indemnification Escrow Shares, and to the extent required by Applicable Law, the Escrow Agent shall report in a manner consistent with such treatment.

(b) Distribution of Escrow Shares. At the times provided for in Section 10.3(d), the Indemnification Escrow Shares shall be distributed to the Escrow Participant. The Purchaser will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Indemnification Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. Other than for estate planning purposes, no Indemnification Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Escrow Participant or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Participant, prior to the delivery to such Escrow Participant of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. As soon as practicable, but in no event later than five (5) Business Days, following expiration of the Survival Period (the “Release Date”), the Indemnification Escrow Shares will be released from escrow to the Escrow Participant less the number of Indemnification Escrow Shares (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share) reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the Purchaser prior to the expiration of the Survival Period that remain pending and unresolved. Prior to the Release Date, the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Indemnification Escrow Shares determined in accordance with this Section 10.3(d). Promptly, but in no event later than five (5) Business Days, following the resolution in accordance with the provisions of this Article X of any claim(s) for indemnification that remain unresolved as of the Release Date the Shareholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release to the Escrow Participant the number of Indemnification Escrow Shares retained in escrow following the resolution of such claim(s) and not released to Purchaser.

10.4 Payment of Indemnification. In the event that Purchaser is entitled to any indemnification for any Losses pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Purchaser’s sole and exclusive remedy for such Losses shall be the recovery of a number of shares of Purchaser Common Stock from the Indemnification Escrow Shares having a value equal to the Losses that have been finally determined to be owing to the Purchaser in accordance with this Article X (at an assumed value equal to the Escrow Share Value per Indemnification Escrow Share), in each case, subject to the limitations set forth in this Article X. Any payments to Purchaser from the Indemnification Escrow Shares will be treated as a reduction in the number of shares of Purchaser Common Stock issued to the Escrow Participant for U.S. federal income tax purposes.

10.5 Insurance. In calculating amounts of Losses payable to an Indemnified Party hereunder, the amount of any indemnified Losses shall be determined net of amounts actually recovered under any insurance policy or other third-party reimbursement actually received.

10.6 Survival of Indemnification Rights. The representations and warranties of the Company shall survive until 12 months (the “Survival Period”) following the Closing. In the event that any outstanding claims have arisen during such 12-month period which would be eligible for indemnification under this Article 10, the Escrow Participant shall leave in Escrow that number of Escrow Shares (calculated as of the closing per share market price of the shares of Purchaser Common Stock on the last trading day of such 12-month period) for an additional 12 months to settle any such outstanding claims. Upon the expiration of such additional 12-month period any remaining Escrow Shares shall be released and delivered to the Company Securityholder who agreed hereunder to escrow such Escrow Shares. The covenants of the Company contained in this Agreement to be performed prior to Closing shall expire and be of no further force or effect as of the Closing, provided, that claims for breach or nonfulfillment thereof shall survive until the expiration of the Survival Period. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 10.1 for Losses shall be effective so long as it is asserted prior to the expiration of the Survival Period; provided, that in the event that any Indemnification Notice shall have been given in accordance with the provisions of this Agreement prior to the expiration of the Survival Period and such claim has not been finally resolved by the expiration of the Survival Period, the representations, warranties, covenants, agreements or obligations that are the subject of such Indemnifications Notice shall survive solely for purposes of resolving such claim until such matters are finally resolved. The parties acknowledge that the time periods set forth in this Section 10.6 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties without regard to the applicable statute of limitations with respect to such matters and that the 20 year statute of limitations contemplated by Title 10 of Section 8106(c) of the Delaware Code shall not apply to this Agreement.

10.7 Sole and Exclusive Remedy. The remedies provided in this Article X and the rights to enforce the Additional Agreements in accordance with their terms shall be deemed the sole and exclusive remedies of the Indemnified Parties, from and after the Closing Date, with respect to any and all claims arising out of or related to this Agreement or in connection with the transactions contemplated hereby, except nothing in this Agreement (i) will limit the parties’ rights to seek injunctive relief or other equitable remedies, (ii) would prevent Purchaser or the Company from bringing an action for fraud (with scienter) against the Person who committed such Fraud (with scienter) or (iv) limit the right of any Person to pursue remedies under any Additional Agreement against the parties thereto

ARTICLE XI

DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of any Party. The Arbitrator shall be selected within 45 days of the written request of any party.

(c) Except with respect to matters set forth in Article II that relate to the effectuation of the Merger, which are exclusively governed by the Law of the State of Delaware, the laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within 90 days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein. Each of the Company, the Purchaser and the Shareholders’ Representative hereby consents to the exclusive jurisdiction of the State and County of New York, New York.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(h), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party (if the Shareholders’ Representative, then solely on behalf of the Company Securityholders) and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and State) in Delaware, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties (in the case of the Shareholders’ Representative, solely on behalf of the Company Securityholders) shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) Notwithstanding anything herein to the contrary, the parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and State) in Delaware to render such relief and to enforce specifically the terms and provisions of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII

TERMINATION

12.1 Termination Without Default. In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and non-appealable, Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party.

12.2 Termination Upon Default.

(a) The Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if: (i) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 9.2 impossible; and (ii) such breach shall not be cured by thirty (30) days following receipt by the Company of a written notice from Purchaser describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to Purchaser, on or prior to the Closing Date, without prejudice to any rights or obligations the Company may have, if: (i) Purchaser shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date, which has rendered the satisfaction of any of the conditions set forth in Section 9.3 impossible; and (ii) such breach shall not be cured by thirty (30) days following receipt by Purchaser of a written notice from the Company describing in reasonable detail the nature of such breach.

12.3 Termination by the Purchaser. This Agreement may be terminated by the Purchaser prior to the Closing as follow:

(a) by written notice by Purchaser to the Company, if (i) there shall have been a Material Adverse Effect on the Company Group following the date of this Agreement which is uncured and continuing or (ii) the Company Group amends, changes or modifies or seeks to amend, change or modify the Company Group Disclosure Schedules, Financial Statements or Projections delivered to the Purchaser pursuant to Article Four which amendment, change or modification will constitute a Material Adverse Change; or

(b) by written notice by the Purchaser to the Company, if the Purchaser Stockholder Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the required Purchaser Stockholder Approval required for the Merger was not obtained.

12.4 Effect of Termination. If this Agreement is terminated pursuant to this Article XII, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful breach by a party of its covenants and agreements hereunder or fraud, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Section 8.11, 9.4, Article X, Article XI, Article XII and Article XIII shall survive any termination hereof pursuant to this Article XII.

12.5 Break-Up Fee.

(a) Notwithstanding the provisions above, other than with respect to the failure of: (1) the SEC to provide to the Purchaser its notice of no further comments to the Proxy Statement, or (2) the Purchaser to take the actions to comply with the obligations as set forth in Section 6.9 above, in the event that (i) the Closing does not take place by May 21, 2021 or a later date as extended by the Purchaser under Section 6.9 above, due to any material delay (including the failure of the Company to deliver the 2019 Financial Statements and/or 2020 Financial Statements and/or Acquisition Target Company Audited Financials pursuant to Section 7.9 hereof) (provided such delay does not cause the Purchaser to liquidate under the SPAC Agreements) caused by or any reason directly attributable to the Company, any member of the Company Group or Shareholders’ Representative, or (ii) there is a valid and effective termination of this Agreement by the Purchaser pursuant to Sections 12.2(a) or Section 12.3(a), then the Company shall pay to the Purchaser a break-up fee in cash equal to Fifteen Million U.S. Dollars ($15,000,000) ( the “Break-Up Fee”). The Break-Up Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within five (5) Business Days after the Purchaser delivers to the Company written notice of such termination in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where a Break- Up Fee is payable under this Section 12.5, the payment of such Break-Up Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser or its Affiliates would otherwise be entitled to assert against the Company, Shareholders’ Representative or their Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser or its Affiliates, provided, that the foregoing shall not limit (A) the Company, Shareholders’ Representative or their Affiliates from Liability for any fraud claim relating to events occurring prior to termination of this Agreement or (B) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 4:00 PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; (c) if email, on the date of transmission; or (d) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Company):

Helbiz, Inc.

32 Old Slip, 32nd Floor

New York, NY 10005

Attn.: Salvatore Palella, Chief Executive Officer

e-mail: ceo@helbiz.com

with a copy to (which shall not constitute notice):

Ortoli Rosenstadt, LLP

366 Madison Avenue, 3rd Floor

New York, NY 10017

Attn.: William S. Rosenstadt, Esq.

e-mail: wsr@orllp.legal

if to the Shareholders’ Representative, or to the Company Securityholders after Closing, to:

Helbiz, Inc.

32 Old Slip, 32nd Floor

New York, NY 10005

Attn.: Salvatore Palella, Chief Executive Officer

e-mail: ceo@helbiz.com

if to the Purchaser or Merger Sub:

GreenVision Acquisition Corp.

One Penn Plaza, 36th Floor

New York, NY 10019

Attn: David Fu, Chief Executive Officer

e-rnail: david.fu@glo.com.cn

with a copy to (which shall not constitute notice):

Becker & Poliakoff LLP

45 Broadway, 17th Floor

New York, NY 10006

Attention: Chengying Xiu, Esq.

e-mail: Jxiu@beckerlawyers.com

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s-length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law or applicable stock exchange rules and except with respect to the Additional Purchaser SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance. Notwithstanding anything in this Agreement to the contrary, following the Closing Date and the public announcement of the Merger, the Shareholders’ Representative shall be permitted to include in its marketing materials that it has been engaged to serve as the Shareholders’ Representative in connection with the Merger as long as such materials do not disclose any of the other terms of the Merger or the other transactions contemplated herein.

13.5 Expenses. Amounts previously incurred by the Purchaser for lien searches including for UCC, litigation, judgments and taxes shall be paid or reimbursed by the Company. Except as otherwise specified in this Agreement, all other costs and expenses, including, without limitation, fees and disbursements of counsel, accountants and other advisors, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses, whether or not the Closing has taken place.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, except that matters referred to in Article II that relate to the effectuation of the Merger are exclusively governed by the Laws of the State of Delaware.

13.8 Counterparts; Digital Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11. Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross- references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedule. Any reference in a schedule contained in the Disclosure Schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the Knowledge” or “the knowledge” or “best knowledge of the Company” or similar terms or phrases shall be deemed to include the actual knowledge of Salvatore Palella, Giulio Profumo, or any other individual currently serving as an executive officer of the Company, after reasonable inquiry.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Except as provided in Article X and Section 13.15 and Section 13.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final prospectus of the Purchaser, dated November 18, 2019 (the “Prospectus”). The Company has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public shareholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Shareholders’ Representative, for itself and on behalf of the Shareholders of the Company, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it shall not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser. This Section 13.14 shall survive termination of this Agreement for any reason.

13.15 Shareholders’ Representative.

(a) By virtue of the adoption of this Agreement and the transactions contemplated hereby, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Securityholder shall be deemed to have appointed the designation of, and hereby designates, Salvatore Palella as the Shareholders’ Representative for all purposes in connection with the negotiation and execution of this Agreement, the Additional Agreements and the agreements ancillary hereto, including, but not limited to, (i) to give and receive notices and communications to Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims (including Third-Party Claims) under Section 10.1 or, following the Closing, other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Company Securityholders, (iv) to authorize or object to delivery to Purchaser of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of Company Securityholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger and (vi) to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.

(b) The Shareholders’ Representative may resign at any time. Such agency may be changed by the Company Securityholders from time to time upon no less than twenty (20) days prior written notice to the Purchaser, provided, however, that the Shareholders’ Representative may not be removed unless holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the shares of Company Capital Stock (on an as converted to Company Shares) outstanding immediately prior to the Effective Time. No bond shall be required of the Shareholders’ Representative.

(c) The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Securityholders will indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that Representative Losses shall not include costs (other than third party expenses) incurred by the Shareholders’ Representative in the ordinary course of business of the Shareholders’ Representative under the engagement letter entered into by the Shareholders’ Representative, the Company, and certain of the Company Securityholders; provided, further, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Securityholders, any such Representative Losses may be recovered by the Shareholders’ Representative from (x) the funds in the Expense Fund, and (y) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Securityholders; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

13.16 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, sponsor, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement, any Additional Agreement or the transactions contemplated hereby, provided, that this Section 13.16 shall not apply to Section 13.15, which shall be enforceable by the Shareholders’ Representative in its entirety against the Company Securityholders.

13.17 [Reserved]

13.18 Time. Time is of the essence in each and every provision of this Agreement.

13.19 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Party may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

GREENVISION ACQUISITION CORP.

By:	/s/ Zhigeng (David) Fu
Name:	Zhigeng (David) Fu
Title:	Chief Executive Officer

Merger Sub:

GREENVISION MERGER SUB INC.

By:	/s/ Zhigeng (David) Fu
Name:	Zhigeng (David) Fu
Title:	Chief Executive Officer

Company:	HELBIZ, INC.

	By:	/s/ Salvatore Palella
	Name:	Salvatore Palella
	Title:	Chief Executive Officer

Shareholders’	Representative:

	By:	/s/ Salvatore Palella
	Name:	Salvatore Palella

[Signature Page to Merger Agreement]

EXHIBITS AND SCHEDULES

EXHIBIT A FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B FORM OF INDEMNIFICATION ESCROW AGREEMENT

EXHIBIT C FORM OF LOCK-UP AGREEMENT

EXHIBIT D FORM OF NON-COMPETE AND NON-SOLICITATION AGREEMENT

EXHIBIT E FORM OF OPINION OF COMPANY COUNSEL

SCHEDULES

DISCLOSURE SCHEDULES OF HELBIZ, INC.

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT B

FORM OF INDEMNIFICATION ESCROW AGREEMENT

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

EXHIBIT D

FORM OF NON-COMPETE AND NON-SOLICIT

EXHIBIT E

FORM OF OPINION OF COMPANY COUNSEL

SCHEDULES

DISCLOSURE SCHEDULES OF HELBIZ, INC.